Exhibit 10.1

SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION

CREDIT AGREEMENT

dated as of August 29, 2012,

among

ATP OIL & GAS CORPORATION,

as debtor and debtor-in-possession

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Bookrunner and Sole Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Annexes, Exhibits and Schedules

Annex I             Commitments

EXHIBITS

Exhibit A-1	Form of Assignment and Assumption
Exhibit B-1	Form of Borrowing Request
Exhibit C-1	Clipper Project Budget
Exhibit C-2	Form of Closing Date Certificate
Exhibit D-1	DIP Budget
Exhibit I-1	Interim Order
Exhibit G-1	Gomez #9 Project Budget
Exhibit M-1	Form of Mortgage
Exhibit R-1	Form of Reserve Report Certificate
Exhibit S-1	Satisfactory APE Report - Wells and Specified Terms
Exhibit S-2	Security Instruments
Exhibit W-1	Form of Withdrawal Notice - Pre-Deliver of Clipper Project Budget
Exhibit W-2	Form of Withdrawal Notice - Post-Deliver of Clipper Project Budget

SCHEDULES

Schedule C-1	Collateral Account
Schedule G-1	Clipper Project Projected Volumes
Schedule I-1	Permitted Investments
Schedule P-1	Permitted Liens
Schedule P-2	PV-10 Calculation Methodology
Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.07	Unpaid Royalties
Schedule 7.10	ERISA
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Subsidiary Organizational Information
Schedule 7.18	Prepayments
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 8.19	Minimum Monthly Average and Rolling Four-Week Average of Barrels of Oil Equivalent Per Day
Schedule 9.02	Certain Existing Debt
Schedule 9.11	Certain Permitted Asset Dispositions
Schedule 10.01	Milestones

vi

This SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION CREDIT AGREEMENT, dated as of August 29, 2012, is entered into by and among ATP Oil & Gas Corporation, a Texas corporation, as a debtor and debtor in possession (the “Borrower”), each of the Lenders (as defined in Article I) from time to time party hereto and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Lenders.

R E C I T A L S

Capitalized terms used in these recitals without definition shall have the meanings set forth in Section 1.01.

On August 17, 2012 (the “Petition Date”), the Borrower filed a petition under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

The Borrower intends to continue to operate the Borrower’s business as a debtor and debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Borrower, the lenders party thereto (the “Prepetition Lenders”) and Credit Suisse, as administrative agent and collateral agent for the Prepetition Lenders (in such capacities, together with its successors in such capacities, the “Prepetition Agent”), have previously entered into an Amended and Restated Credit Agreement, dated as of June 18, 2010 and amended and restated as of March 9, 2012 (as amended, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders extended certain loans to the Borrower.

As of the Petition Date, the Prepetition Lenders are owed no less than $360,351,917.59 in respect of Loans under the Prepetition Credit Agreement (the “Prepetition Loans”), plus interest thereon, unpaid fees, costs and expenses in respect thereof, including, without limitation, any prepayment or make-whole payments payable as a result of the prepayment thereof and Macquarie Bank Limited (“MBL”) asserts it is owed $52,075,522.34 in respect of Hedging Obligations under that certain ISDA Master Agreement dated March 29, 2011, between MBL and the Borrower (the “MBL Prepetition Swap Agreement”), plus interest thereon and unpaid fees, costs and expenses in respect thereof (the “Prepetition Hedge Obligations” and collectively with the Prepetition Loans, the “Prepetition Obligations”), which Prepetition Hedge Obligations are secured on a pro rata basis by the liens and other security securing the Prepetition Loans.

The Borrower has requested that the Lenders provide financing to the Borrower consisting of (a) term loans in an aggregate principal amount of up to $367,600,000 plus an amount equal to all accrued and unpaid interest on Prepetition Loans as of the date refinanced under this Agreement, at the rate(s) in effect under the Prepetition Credit Agreement (the “Refinancing Amount”), (b) one or more term loans, advanced to the Borrower pursuant to Sections 364(c) and (d) of the Bankruptcy Code, in an aggregate principal amount of up to $250,000,000 (the “New Funding Amount”), $50,000,000 of which was funded pursuant to the Term Sheet, and the remaining $200,000,000 of which shall be funded upon satisfaction of the conditions set forth herein, including, where applicable, entry of the Final Order, in order to (x) in the case of the Refinancing Amount, refinance the Prepetition Loans (inclusive of the Consent Fee and accrued and unpaid interest on the Prepetition Loans at the rate(s) in effect under the Prepetition Credit Agreement) in a cashless exchange of the Prepetition Loans for Loans hereunder, (y) in the case of the New Funding Amount, subject to the Budgets, to pay the fees, costs and expenses incurred by the Borrower in the administration of the Bankruptcy Case, provide working capital for the Borrower and fund certain Capital Expenditures.

The Lenders have indicated their willingness to agree to provide a credit facility to the Borrower, all on terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 364(c) and (d) of the Bankruptcy Code, so long as:

(a) such postpetition obligations are, subject in priority only to Permitted Prior Liens, Senior Statutory Liens and the Carve Out as hereinafter provided, (i) secured by Liens on all property, rights and interests, real and personal, tangible and intangible, of the Borrower, whether now owned or hereafter acquired, and (ii) given a Superpriority Claim as provided in the Interim Order and the Final Order, and

(b) the holders of the Prepetition Obligations receive certain adequate protection for use of their Cash Collateral, the diminution in value of their collateral and the priming of their prepetition Liens, in each case securing the Prepetition Obligations.

The Borrower has agreed to provide such collateral security, Superpriority Claims and adequate protection subject to the approval of the Bankruptcy Court.

In furtherance of the foregoing, and in consideration of the premises, mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Accounting Matters

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing hereunder, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acts of God” means acts of God or public enemy, condemnation, governmental restrictions, strikes, lockout, labor dispute, embargoes, riots, insurrection, wars or other military action, terrorism, civil disorders, rebellion, fire, flood, natural disasters or other similar events not involving any act or omission of the Borrower and otherwise out of the control of the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than 1.50%.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned such term in Section 9.13(a).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Senior Secured Super Priority Priming Debtor in Possession Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.0% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist, provided that notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 2.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Loan, 8.50% per annum and (b) with respect to any ABR Loan, 7.50% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) NSAI or (b) any other third party reserve engineering firm acceptable to the Administrative Agent and the Required Lenders.

“Arranger” means Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Asset Disposition” means any direct or indirect sale, lease, Sale/Leaseback Transaction, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (a) shares of Capital Stock of a Subsidiary, (b) assets of any division or line of business of the Borrower or any Restricted Subsidiary (or, for purposes of Section 3.04(c), any Subsidiary), (c) any other assets of the Borrower or any Restricted Subsidiary (or, for purposes of Section 3.04(c), any Subsidiary) outside of the ordinary course of business of the Borrower or such Restricted Subsidiary (or, for purposes of Section 3.04(c), any Subsidiary), each referred to for the purposes of this definition as a “disposition”, in each case by the Borrower or any of its Restricted Subsidiaries (or, for purposes of Section 3.04(c), any Subsidiary), including any disposition by means of a merger, consolidation or similar transaction and (d) an interest in the Borrower’s Oil and Gas Properties pursuant to (i) Production Payments and Reserve Sales, (ii) overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties and (iii) farm-out agreements, farm-in agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, agreements for the sale of working or leasehold interests, participation agreements and other similar sale or disposition agreements which are customary in the Oil and Gas Business.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Dispositions:

(i) any disposition by a Restricted Subsidiary to a Credit Party or by a Restricted Subsidiary that is not a Credit Party to a Restricted Subsidiary;

(ii) cash and Cash Equivalents held or used in the ordinary course of business in accordance with the DIP Budget;

(iii) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(iv) to the extent that any proceeds thereof in excess of $1,000,000 in any one transaction or series of related transactions and in excess of $6,000,000 during the term of this Agreement, are remitted to the Administrative Agent in accordance with the terms of Section 3.04(c), a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Borrower and its Restricted Subsidiaries;

(v) an issuance of Capital Stock by a Restricted Subsidiary to a Credit Party;

(vi) Permitted Liens;

(vii) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(viii) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; and

(ix) dispositions of assets by, and issuances of Capital Stock of, Foreign Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“ATP Netherlands” means, individually and collectively, ATP Oil & Gas (Netherlands) B.V., ATP East Med B.V., ATP East Med 1, B.V., ATP East Med 2, B.V. and ATP East Med 3, B.V.

“ATP UK” means ATP Oil & Gas (UK) Limited.

“Avoidance Actions” means avoidance actions of the Credit Parties under Chapter 5 or Section 724(a) of the Bankruptcy Code. The term does not include an action to avoid a transfer under Section 549 of the Bankruptcy Code if the transfer was of an asset otherwise constituting Collateral.

“Bankruptcy Case” has the meaning set forth in the recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” from time to time in effect.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“BOE” and “boe” mean barrels of oil equivalent.

“BOEM” means the Bureau of Ocean Energy Management, Regulation and Enforcement, an agency of the United States Department of the Interior, and any successor Governmental Authority.

“BOEM Bonds” has the meaning set forth in Section 9.02(h).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a written request by the Borrower for a Borrowing, in accordance with Section 2.03, in substantially the form of Exhibit B-1 and signed by the Borrower.

“Budgets” means the DIP Budget and the Project Budgets.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Carve Out” means, in each case to the extent allowed by the Bankruptcy Court at any time: (i) all fees required to be paid pursuant to 28 U.S.C. §1930; (ii) in the event of the occurrence and during the continuance of an Event of Default, the payment of Professional Fees incurred by the Borrower and the Creditors’ Committee (other than Professional Fees incurred in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent, the holders of the Prepetition Obligations, the Agents or the Lenders) after the first Business Day following delivery by the an Agent of a Carve Out Trigger Notice in an aggregate amount not in excess of the Carve Out Cap; and (iii) all unpaid Professional Fees incurred or accrued in accordance with the DIP Budget on and prior to the Business Day following delivery by the Administrative Agent of a Carve Out Trigger Notice.

“Carve Out Cap” means the amount of $3,000,000.

“Carve Out Trigger Notice” means a written notice delivered by the Administrative Agent, at the direction of the Required Lenders, to the Borrower and its counsel, the U.S. Trustee, and lead counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default, expressly stating that the Carve-Out Cap is invoked.

“Cash Collateral” means all cash, negotiable instruments, documents of title, securities, deposit accounts, or other Cash Equivalents whenever acquired which constitutes Collateral, including all proceeds, products, offspring, rents, or profits relating to same.

“Cash Equivalents” means:

(a) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250,000,000;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any commercial bank meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(f) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $1,500,000 at such date of determination.

“Change in Control” means:

(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 25% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (a), such person or group shall be deemed to Beneficially Own any Voting Stock of the Borrower held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 25% of the total voting power of the Voting Stock of such parent entity);

(b) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 5.01), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Clipper Project Budget” means a detailed, week by week budget of all Capital Expenditures (which Capital Expenditures shall be consistent with the Forecast) to be made with respect to the Clipper Project, which shall be in the form of Exhibit C-1 attached hereto and shall include details as to accounts payable relating to the Clipper Project, separated by pre- and post-petition, including vendor and description of goods and/or services performed for all individual expenditures over $100,000 and not less than 90% of all expenditures, together with any updates thereto approved by the Required Lenders in their sole and absolute discretion.

“Clipper Project” means the development of leases for Green Canyon Block 300, Lease OCS 22939 in the Gulf of Mexico.

“Clipper Project Loans” means NM Loans made (a) pursuant to the Term Sheet in an amount up to the Initial Clipper Project Amount, (b) on the Subsequent Clipper Availability Date in an amount up to the Subsequent Clipper Project Amount and (c) on the Final Clipper Availability Date in an amount up to the Final Clipper Project Amount.

“Closing Date” has the meaning set forth in Section 6.01 hereof.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C-2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all the assets and properties subject to the Liens created by the Orders and/or the Security Instruments.

“Collateral Account” means the deposit account of the Agents set forth on Schedule C-1 hereto.

“Collateral Account Agreement” means a control agreement among the Agents and The Bank of New York Mellon with respect to the Collateral Account reflecting the terms set forth herein with respect to the release of funds from the Collateral Account and otherwise on terms satisfactory to the Agents and the Required Lenders.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make NM Loans under this Agreement as set forth on Annex I or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as such commitment as reflected on Annex I may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commodity Agreement” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person entered into in the ordinary course of business and that are designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Consent Fee” has the meaning set forth in Section 3.05(a) hereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Guarantor.

“Creditors’ Committee” means the Official Committee of Unsecured Creditors to be appointed by the U.S. Trustee in relation to the Bankruptcy Case.

“CRO” means an individual with experience in corporate restructuring and in the oil and gas industry appointed as chief restructuring officer of the Borrower.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(e) Capitalized Lease Obligations and Synthetic Lease Obligations of such Person to the extent such Capitalized Lease Obligations and Synthetic Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g) the principal component of all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided, however, that the amount of such indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness of such other Persons so secured;

(h) the principal component of indebtedness of other Persons to the extent Guaranteed by such Person;

(i) to the extent not otherwise included in this definition, net obligations of such Person under Swap Agreements; and

(j) obligations (including payment obligations) with respect to (i) Production Payments and Reserve Sales, (ii) overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties and (iii) farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Debt.”

The amount of Debt of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Debt” shall not include:

(i) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within ten Business Days of Incurrence;

(ii) in kind obligations relating to net oil or natural gas balancing positions; and

(iii) accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that, except for payables arising prior to the Petition Date, are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

In addition, “Debt” of any Person shall include Debt described in the first paragraph of this definition of “Debt” that would not appear as a liability on the balance sheet of such Person if:

(x) such Debt is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(y) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(z) there is recourse, by contract or operation of law, with respect to the payment of such Debt to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Debt shall be included in an amount not to exceed:

(i) the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii) if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Debt that is recourse to such Person or a Restricted Subsidiary of such Person, if the Debt is evidenced by a writing and is for a determinable amount.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.08(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.08(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Default Rate” has the meaning assigned such term in Section 3.02(c).

“DIP Budget” means a monthly line item budget for the Borrower covering the period of at least 18 months following the Closing Date, which shall be tied to the Borrower’s long term business plan and shall be in the form of Exhibit D-1 hereto and shall include a detailed 13-week cash flow forecast consistent with the 18-month budget, together with all updates thereto approved by the Required Lenders in their sole and absolute discretion.

“DIP Budget Loans” means NM Loans made (a) pursuant to the Term Sheet in the Initial DIP Budget Amount, (b) on the Final DIP Budget Availability Date in the Final DIP Budget Amount.

“Disqualified Stock” means, with respect to any Person, that portion of Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(iii) is redeemable at the sole option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Restricted Subsidiary is

located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing thereof hereunder, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, with respect to any foreign currency, the noon buying rate in New York City for such foreign currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) by the United States of America (or any political subdivision thereof) or such other jurisdiction under the laws of which such recipient is organized or is resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located or by any jurisdiction described in (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) in the case of a Foreign Lender, any withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder and (e) interest and penalties with respect to taxes referred to in subsection (a)-(d) hereof.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means the fee letter dated as of August 17, 2012 among the Administrative Agent, the Arranger and the Borrower.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Clipper Availability Date” means the first date after the Closing Date and on or prior to the date that is 35 days after the entry of the Interim Order on which each of the following conditions is met:

(a) the Subsequent Clipper Availability Date has occurred;

(b) the Final Order has been entered;

(c) the Administrative Agent and the Lenders have received Satisfactory APE Report(s) as to the Clipper Project, the Gomez Project and the Telemark Project; and

(d) the conditions set forth in Section 6.02 are met.

“Final Clipper Project Amount” means $80,000,000.

“Final DIP Budget Amount” means $60,000,000.

“Final DIP Budget Availability Date” means the first date after the Closing Date and on or prior to December 15, 2012 on which each of the following conditions is met:

(a) the Final Order has been entered;

(b) the Administrative Agent and the Lenders have received Satisfactory APE Report(s) as to the Clipper Project, the Gomez Project and the Telemark Project;

(c) the Borrower has achieved commercial operation at the Clipper Project on or before December 1, 2012;

(d) the initial three consecutive day production rate (such three day period being part of a prospective ten day period chosen by the Borrower for testing, with such designation to be made by the Borrower not later than the twentieth day of commercial production) of the Clipper Project (tested no earlier than the tenth day of commercial production and no later than the thirtieth day of commercial production) is no less than 18,400 BOE per day calculated as gross barrels of oil and Mcf of gas converted at a ratio of 6 Mcf of gas per barrel;

(e) the price of Brent crude per barrel is no less than $90 on an average basis for Intercontinental Exchange’s then current twelve month forward strip; and

(f) the conditions set forth in Section 6.02 are met.

“Final Order” means a final order of the Bankruptcy Court authorizing and approving this Agreement pursuant to Section 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001, in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion finding that the Lenders are extending credit to the Borrower in good faith pursuant to Section 364(e) of the Bankruptcy Code and waiving the provisions of Section 506(c) of the Bankruptcy Code.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Forecast” means the entire model referred to as “ATP Oil & Gas 2012 Plan” dated and delivered to the Agents and Lenders as of August 21, 2012.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $2,500,000 by the Borrower or any of the Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $2,500,000.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Pledge Agreement(s)” means collectively or individually, the Charge of Shares in ATP Oil & Gas (UK) Limited, and the agreement pledging the shares of ATP Oil & Gas (Netherlands) B.V., each in a form acceptable to the Administrative Agent, between the Borrower and the Administrative Agent or any subsequent Security Instrument creating a Lien on Foreign Pledged Collateral.

“Foreign Pledged Collateral” means the Capital Stock pledged by the Borrower or any Subsidiary under the Foreign Pledge Agreement, for the ratable benefit of the Lenders, to secure the Indebtedness.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that (a) any such election, once made, shall be irrevocable and (b) any such election shall be subject to the terms and conditions set forth in Section 1.03; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Gomez #9 Availability Date” means the first date after the Closing Date and on or prior to February 15, 2013 on which each of the following conditions is met:

(a) the Final Order has been entered;

(b) the Administrative Agent and the Lenders have received a Satisfactory APE Report with respect to the Telemark Project, the Clipper Project and the Gomez #9 Project;

(c) actual production volume at the Clipper Project is within a 10% negative variance of the projected volumes set forth on Schedule G-1 for a sixty (60) day period following achievement of commercial operation at the Clipper Project; and

(d) the conditions set forth in Section 6.02 are met.

“Gomez #9 Project” means the development of the leases for Mississippi Canyon Block 711, Lease OCS-G 14016.

“Gomez #9 Project Amount” means $30,000,000.

“Gomez #9 Project Budget” means a detailed, week by week budget of all Capital Expenditures (which Capital Expenditures shall be consistent with the Forecast) to be made with respect to the Gomez #9 Project, which shall be in the form of Exhibit G-1 hereto, together with any updates thereto approved by the Required Lenders in their sole and absolute discretion.

“Gomez #9 Project Loans” means NM Loans made on the Gomez #9 Availability Date in an amount up to the Gomez #9 Project Amount.

“Gomez Project” means the development of the leases for Mississippi Canyon Block 711, Lease OCS-G 14016, Mississippi Canyon Block 754, Lease OCS-G24104 and Mississippi Canyon Block 755, Lease OCS-G 24150 in the Gulf of Mexico.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of a Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means an agreement executed by the Borrower and Guarantors in a form acceptable to the Administrative Agent and the Required Lenders, unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time and granting a security interest in all of their respective assets, other than assets specifically excluded thereunder.

“Guarantors” means all Persons that Guarantee or are required to Guarantee the Indebtedness pursuant to Section 8.14(b), it being understood and agreed that on the Closing Date there are no Guarantors.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Closing Date.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Inactive Subsidiaries” means ATP Energy LLC and ATP Exploration, Inc.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means any and all amounts owing or to be owing by any and all Credit Parties (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) (a) to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, (b) to MBL in respect of the Prepetition Hedge Obligations, (c) obligations under Swap Agreements required pursuant to

Section 8.18 and those under Swap Agreements of a type and in an amount approved by Required Lenders and entered into as of or after the Closing Date, in each case, which are entered into with a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, (d) obligations under all Treasury Management Agreements entered into after the Petition Date with Lenders or Affiliates of Lenders while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder and (e) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Indenture” means the Indenture under or pursuant to which the Second Lien Notes are issued, together with any supplemental indentures related thereto, in each case, in effect as of the Petition Date.

“Infrastructure Subsidiaries” means ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC, ATP Holdco, LLC and ATP Titan Holdco LLC.

“Initial Clipper Project Amount” means $10,000,000.

“Initial DIP Budget Amount” means $40,000,000.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 23, 2010, among the Borrower and the Guarantors, the Prepetition Agent and The Bank of New York Mellon Trust Company, N.A., as second lien collateral agent, as amended as of the Petition Date.

“Interest Payment Date” means, for any Loan or Borrowing thereof hereunder, (a) with respect to any ABR Loan, the first Business Day of each month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and on the first Business Day of each month following the end of the first month included in such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interim Order” means the order of the Bankruptcy Court in the Bankruptcy Case entered on August 22, 2012 as docket number 126, authorizing and approving the Term Sheet and the transactions contemplated by this Agreement on an interim basis under Section 364(c) and (d) of the Bankruptcy Code, as modified by the supplemental order of the Bankruptcy Court entered on the same date under docket number 128, copies of which are attached hereto as Exhibit I-1.

“Interim Order Amount” means the sum of the Initial DIP Budget Amount plus the Initial Clipper Project Amount.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Debt or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

The amount of any Investment shall not be adjusted for increases or decreases in value, writeups, write-downs or write-offs with respect to such Investment.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” has the meaning assigned such term in the definition of “Debt.”

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any Property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity” means as of any date of determination, the amount of Unrestricted Cash on Hand plus amounts in the Collateral Account.

“Loan Documents” means this Agreement, the Orders, the Notes, if any, the Fee Letter and the Security Instruments.

“Loans” means the NM Loans made by the Lenders to the Borrower and the Refinancing Loans incurred by the Borrower, in each case, pursuant to this Agreement.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) of the Borrower, individually, or the Credit Parties and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document; provided, that, the commencement of the Bankruptcy Case shall not constitute a Material Adverse Effect.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary whose total assets (based on fair market value), as of such date, are at least $1,000,000 or whose total revenues for the most recent 12-month period exceed $1,000,000.

“Material Foreign Subsidiary” means any Foreign Subsidiary whose total assets (based on fair market value), as of such date, are at least $1,000,000 or whose total revenues for the most recent 12-month period exceed $1,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiary in an aggregate principal amount equal to or greater than $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means the date that is the earliest of (a) eighteen (18) months after the Closing Date, (b) 35 days after entry of the Interim Order if the Final Order has not been entered by such date, (c) the effective date of a chapter 11 plan filed in the Bankruptcy Case that is confirmed pursuant to an order entered by the Bankruptcy Court and (d) the acceleration of the Loans and the termination of all remaining Commitments hereunder (other than the termination, in accordance with Section 2.06, of Commitments to fund certain Loans) in accordance with the terms of this Agreement.

“MBL” has the meaning set forth in the recitals hereto.

“MBL Prepetition Swap Agreement” has the meaning set forth in the recitals hereto.

“MBOE” and “mboe” mean one thousand of barrels of oil equivalent.

“Mcf” means one thousand cubic feet.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Orders and/or the Mortgages and other Security Instruments.

“Mortgages” means the mortgages and deeds of trust described or referred to in, or in the form of, Exhibit M-1.

“Net Available Cash” from an Asset Disposition, transaction described in clause (ix) of the definition of Asset Disposition, casualty or condemnation means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of such transaction or event (as applicable) or received in any other non-cash form) therefrom, in each case net of:

(a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b) all payments made on any Indebtedness which is secured by any assets subject to such transaction or casualty or condemnation (as applicable), in accordance with the terms of any Permitted Prior Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction, casualty or condemnation (as applicable);

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such transaction, casualty or condemnation (as applicable); and

(d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction, casualty or condemnation (as applicable) and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Debt or Capital Stock, or any transaction described in clause (ix) of the definition of Asset Dispostion, or any contribution to equity capital, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Funding Amount” has the meaning set forth in the recitals hereto.

“NM Lender” means a Lender with a Commitment or who holds an NM Loan.

“NM Loans” has the meaning set forth in Section 2.01(a).

“Notes” has the meaning assigned such term in Section 2.02(c).

“North Sea” means the UK Sector and surrounding areas of the North Sea.

“NSAI” means Netherland Sewell & Associates, Inc.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Borrower.

“Oil and Gas Business” means:

(a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(c) any other related energy business, including, without limitation, power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Borrower or its Subsidiaries, directly or indirectly, participates;

(d) any business relating to oil field sales and service; and

(e) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (d) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Orders” means the Interim Order and the Final Order.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investment” means an Investment by the Borrower, any Credit Party or any Restricted Subsidiary in or consisting of:

(a) any Credit Party;

(b) Capital Expenditures to the extent permitted under the DIP Budget or the Project Budgets;

(c) cash and Cash Equivalents in the ordinary course of business in accordance with the DIP Budget;

(d) receivables owing to any Credit Party or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Credit Party or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and are in accordance with the DIP Budget;

(f) Capital Stock, obligations or securities received in settlement of debts (i) created in the ordinary course of business and owing to a Credit Party or any Restricted Subsidiary or in satisfaction of judgments or (ii) pursuant to any chapter 11 plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(g) Investments in existence on the Closing Date and set forth on Schedule I-1 hereto, but excluding any increases or extensions thereof;

(h) Investments made as a result of the receipt of non-cash consideration from (i) an Asset Disposition that was made pursuant to and in compliance with Section 9.11 or (ii) any asset disposition of a Foreign Subsidiary that is not prohibited hereunder;

(i) Commodity Agreements required to be entered pursuant to Section 8.18;

(j) Guarantees issued in accordance with Section 9.02 and set forth on Schedule I-1 hereto;

(k) any Person to the extent such Investments are set forth in the DIP Budget or applicable Project Budget and consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by a Credit Party or any Restricted Subsidiary;

(l) Investments in SPV Holdcos required to be made under the Platform Use Agreements and which, with respect to (i) ATP Titan, LLC are set forth in the DIP Budget and (ii) with respect to ATP Infrastructure Partners, L.P. are calculated based upon production;

(m) Investments in Foreign Subsidiaries for general and administrative expenses to the extent (i) made during the first month following the Closing Date as set forth in the DIP Budget for such period or (ii) made after the first month following the Closing Date as set forth in the DIP Budget and approved by the CRO; provided, however, no such Investments shall be made with respect to any Foreign Subsidiary from and after the date such Foreign Subsidiary files or petitions for, or has any action commenced against it with respect to, insolvency protection or other similar proceeding provided for under applicable law; and

(n) any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

“Permitted Liens” means:

(a) Liens created under the Loan Documents or the Prepetition Credit Agreement;

(b) pledges or deposits under workmen’s compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit or bank Guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business and, with respect to any such Lien arising after the Petition Date, set forth in the DIP Budget;

(c) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(d) Liens for taxes, assessments or other governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(e) Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such Liens do not secure or constitute Debt except to the extent such Debt is expressly permitted under this Agreement.

(f) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of the Borrower’s or such Restricted Subsidiary’s properties so long as any such survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions are subordinate in all respects to the security interests and Liens granted to the Collateral Agent and do not in the aggregate materially adversely affect the value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of the Borrower;

(g) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not secure Debt, do not constitute any Production Payments and Reserve Sales and do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(h) prejudgment Liens and judgment Liens not giving rise to an Event of Default;

(i) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (i) such deposit account is not a dedicated Cash Collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(j) Liens arising from operating leases or joint operating agreements entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(k) Permitted Prior Liens;

(l) Liens securing Debt or other obligations of a Subsidiary owing to the Borrower or a Wholly-Owned Restricted Subsidiary;

(m) Liens on Property securing the Second Lien Notes and any guaranties thereof as permitted by Section 9.02(d); provided, however, that such Liens securing such Debt are subordinate to the Liens securing the Indebtedness, this Agreement and the other Loan Documents pursuant to the Orders and any applicable intercreditor agreement;

(n) Liens existing as of the Petition Date, set forth on Schedule P-1 when delivered pursuant to the terms of this Agreement and granted pursuant to agreements in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(o) Liens existing as of the Closing Date which arise pursuant to farm-out agreements, farm-in agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, agreements for the sale of working or leasehold interests, participation agreements and other similar agreements which are customary in the Oil and Gas Business, in each case listed on Schedule P-1 when delivered pursuant to the terms of this Agreement; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(p) Liens arising under contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, royalties, joint interest billing arrangements production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements and other similar agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(q) Liens on pipelines or pipeline facilities that arise by operation of law;

(r) Liens in favor of the Borrower or any Guarantor;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers in accordance with the DIP Budget;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business in accordance with the DIP Budget;

(u) in each case to the extent existing as of the Petition Date and set forth on Schedule P-1 (which, as of the Closing Date and until the date that is 30 days after the Closing Date, shall be copies of the “Divisions of Interests” for the Borrower’s oil and gas leases, and on and after the date that is 30 days after the Closing Date, shall be a description of all such Liens and the agreements giving rise thereto) , any (i) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements) or (iii) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (ii);

(v) Liens upon specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of the Borrower or any Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens granted to the holders of the Prepetition Obligations as adequate protection under Sections 361, 362, 363 or 364(d) of the Bankruptcy Code by order of the Bankruptcy Court in the Bankruptcy Case that are satisfactory to the Administrative Agent and the Required Lenders; provided, however, that such Liens are subject and subordinate to the Liens securing the Indebtedness under this Agreement, the other Loan Documents and the Orders;

(x) Liens on cash collateral securing the BOEM Bonds to the extent the amount thereof is permitted under this Agreement;

(y) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Borrower or any Subsidiary of the Borrower on deposit with or in possession of such bank;

(z) Senior Statutory Liens;

(aa) Liens on the assets of Borrower’s Subsidiaries securing the Specified Permitted Debt; and

(bb) other mechanics’ and materialmen’s Liens existing or effective on the Petition Date.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Prior Liens” means Liens otherwise permitted by the Prepetition Loan Documents only to the extent that, as of the Petition Date, such Liens were valid, properly perfected (or subsequently perfected as permitted by Section 546(b) of the Bankruptcy Code) non-avoidable and senior in priority to the Liens securing the Prepetition Obligations.

“Permitted Sale” means a sale of all or substantially all of the assets, properties or Capital Stock or other equity interests of the Credit Parties pursuant to Section 363 of the Bankruptcy Code which either (a) is consented to by the Lenders or (b) results, or is found by the Bankruptcy Court to result, in indefeasible payment in full in cash of the Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Closing Date, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Platform Use Agreements” means (a) that certain Offshore Platform Use Agreement dated as of September 24, 2010, between the Borrower and ATP Titan LLC and (b) that certain Platform Use Agreement dated as of March 6, 2009 between the Borrower and ATP Infrastructure Partners, L.P.; in each case, with such amendments, modifications and supplements thereto, and amendments and restatements thereof, as are permitted under this Agreement.

“Pledge Agreements” means the Foreign Pledge Agreements.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepetition Agent” has the meaning set forth in the recitals hereto.

“Prepetition Credit Agreement” has the meaning set forth in the recitals hereto.

“Prepetition Hedge Obligations” has the meaning set forth in the recitals hereto.

“Prepetition Lenders” has the meaning set forth in the recitals hereto.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Loans” has the meaning set forth in the recitals hereto.

“Prepetition Obligations” has the meaning set forth in the recitals hereto.

“Primed Liens” has the meaning assigned such term in Section 13.01(a)(iv).

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Volumetric Production Payments, Dollar-Denominated Production Payments, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties (excluding sales of working or leasehold interests) where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Subsidiary and including overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services.

“Professional Fees” means allowed and unpaid fees and disbursements incurred in connection with the Bankruptcy Case by persons or firms retained by the Borrower or the Creditors’ Committee in the Bankruptcy Case pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code.

“Project Budget” means, as applicable, the Clipper Project Budget or the Gomez #9 Project Budget.

“Projects” means the Clipper Project and the Gomez #9 Project.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10” has the meaning set forth on Schedule P-2.

“Refinancing Amount” has the meaning set forth in the recitals hereto.

“Refinancing Loans” has the meaning set forth in Section 2.01(b). The aggregate principal amount of each Lender’s Refinancing Loans as of the Syndication Completion Date is set forth on Annex I.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any NM Lender, (a) any of its Affiliates and (b) any other Prepetition Lender approved by the Administrative Agent as a “fronting lender” for such NM Lender in accordance with procedures separately agreed among the Administrative Agent and the NM Lenders.

“Related Prepetition Lender” means, with respect to any Lender, such Lender’s Affiliates and investment funds managed by such Lender or an Affiliate of such Lender.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reorganization Plan” means a chapter 11 plan of reorganization of the Borrower which either (a) is approved, and any amendments thereto are approved, by the Lenders or (b) provides for, upon confirmation thereof, indefeasible payment in full in cash of the Indebtedness.

“Required Lenders” means, at any time, Lenders holding Loans and Commitments representing more than 66 2/3% of the sum of all Loans and unfunded Commitments outstanding at such time; provided that the portion of the Loans and unfunded Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means a report of the Approved Petroleum Engineers, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, setting forth, as of each December 31st or June 30th, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower, together with a projection of the rate of production and the future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date. Until superseded, the 6/30/12 rollforward of the 12/31/11 Reserve Report delivered by the Borrower to the Agents and the Lenders prior to the Closing Date will be considered the Reserve Report.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit R-1 attached hereto certifying as the matters set forth in Section 8.12(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned such term in Section 9.04.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby a Credit Party or a Restricted Subsidiary transfers such property to a Person and a Credit Party or a Restricted Subsidiary leases it from such Person.

“Satisfactory APE Report” means an independent engineering report by Approved Petroleum Engineers showing:

(a) the aggregate PV-10 value of proved developed producing reserves with respect to the Telemark Project, the Gomez #9 Project and the Clipper Project (as calculated by the Approved Petroleum Engineers, based on their methodology and using their estimates for production, Capital Expenditures, lease operating expenses and abandonment, but utilizing the Borrower’s estimates of oil, gas and liquids pricing and basis differentials used on Schedule P-2 hereto (subject to the Approved Petroleum Engineers’ confirmation of the reasonableness of such basis differentials) is not less than $700,000,000;

(b) with respect to the reserves attributable to the wells listed on Exhibit S-1 hereto and comprising the Clipper Project (i) the PV-10 value thereof is not less than $244,700,000, (ii) total net proven reserves (on an MBOE basis for the life of the field) are not less than 7,400, (iii) the Approved Petroleum Engineers believe that it is reasonable to expect the date commercial production commences at such Project will be not later than December 1, 2012 and (iv) the Capital Expenditures estimated by the Approved Petroleum Engineers for such Project are not more than 10% greater than the amounts set forth in the Clipper Project Budget;

(c) with respect to the reserves attributable to the wells listed on Exhibit S-1 and comprising the Gomez #9 Project (i) the PV-10 value thereof is not less than $220,500,000, (ii) the total net proven reserves (on an MBOE basis for the life of the field) are not less than 14,079 and (iii) the Capital Expenditures estimated by the Approved Petroleum Engineers for such Project are not more than 10% greater than the amounts set forth in the Gomez #9 Project Budget; and

(d) with respect to the reserves attributable to the wells listed on Exhibit S-1 and comprising the Telemark Project, the Gomez Project and the Clipper Project (i) the PV-10 value thereof is not less than $1,414,000,000 and (ii) total net proven reserves (on an MBOE basis for the life of the fields) are not less than 59,147.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Notes” means the Borrower’s prepetition 11.875% Senior Second Lien Notes due 2015, in an aggregate principal amount of $1,500,000,000.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Instruments” means the Guarantee and Collateral Agreement, the Pledge Agreements, the Mortgages, the Collateral Account Agreement and other agreements, instruments or certificates described or referred to in Exhibit S-2, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by a Credit Party or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other Lender or Treasury Management Agreements) in connection with, or as security for the payment or performance of the Indebtedness, the Loans and this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Statutory Liens” means valid and enforceable lien rights under state law, or otherwise, solely to the extent that such liens are valid, enforceable, non-avoidable and timely perfected and (a) relate to claims arising prior to the Petition Date and attached to property upon which the holders of the Prepetition Obligations did not have a valid, enforceable, non-avoidable and perfected lien as of the Petition Date, or (b) constitute Permitted Prior Liens.

“Specified Permitted Debt” means Debt of any Subsidiaries of ATP in an aggregate principal amount not to exceed $25,000,000 so long as (a) such Debt is not secured by any assets of Borrower, guaranteed by Borrower or otherwise recourse to Borrower and (b) the proceeds thereof are used as permitted pursuant to any applicable order of the Bankruptcy Court.

“SPV Holdcos” means ATP Titan Holdco, LLC and ATP Holdco, LLC.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means any Debt of a Person (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinate in right of payment to the Indebtedness pursuant to a written agreement upon terms and conditions satisfactory to the Required Lenders.

“Subsequent Clipper Availability Date” means the first date after the Closing Date and on or prior to the date that is thirty-five (35) days after the Closing Date on which each of the following conditions is met:

(a) the Administrative Agent and the Lenders have received a Satisfactory APE Report as to the Clipper Project;

(b) accounts payable with respect to the Clipper Project do not exceed $120,000,000; and

(c) the conditions set forth in Section 6.02 are met.

“Subsequent Clipper Project Amount” means $30,000,000.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person whose Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any, direct or indirect subsidiary of any Credit Party.

“Superpriority Claim” means a claim against any Credit Party or its respective estate in the Bankruptcy Case which is an allowed administrative expense claim of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code with priority over all other administrative claims.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over the counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any Commodity Agreement, Currency Agreement, or Interest Rate Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Syndication Completion Date” means the earlier to occur of (a) the date of the completion and closing of the primary syndication of the Commitments and the NM Loans, as determined by the Administrative Agent and notified to the Borrower and the Lenders and (b) the date of entry of the Final Order.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor. For clarification purposes only, operating leases that do not also have the characteristics described in clause (b) above shall not constitute Synthetic Leases.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Telemark Project” means the development of leases for Mississippi Canyon Block 941, Lease OCS-G 16661, Mississippi Canyon Block 942, Lease OCS-G 24130 and Atwater Block 63, Lease OCS-G 13198 in the Gulf of Mexico.

“Term Sheet” means, collectively (a) the Senior Secured Superpriority Debtor-in-Possession Term Loan Facility Summary of Principal Terms and Conditions, dated as of August 17, 2012, by and between the Borrower and Credit Suisse, as Administrative Agent, as a Lender and as fronting Lender for the other Lenders identified on Schedule 1 thereto and (b) the Promissory Note dated August 17, 2012 issued by the Borrower in the principal amount of $50,000,000 to the order of the Administrative Agent.

“Total Cash Flow” means, as of any date of determination for the week then ended, the “Total Cash Flow” line item on the 13-week cash flow portion of the then current DIP Budget.

“Total Financing Disbursements” means, for any week of determination: (A) principal and interests payments with respect to the Loans, (B) vendor deferrals with respect to critical vendors designated as such by order of the Bankruptcy Court and (C) Production Payments and Reserve Sales in arrears as approved by the Bankruptcy Court prior to payment thereof.

“Transactions” means, with respect to (a) the Borrower, the transactions contemplated by the Orders, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, and the grant of Liens by the Borrower on the Collateral, whether pursuant to the Orders or any Security Instruments and (b) each Guarantor, the transactions contemplated by the Orders, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the Guaranteeing of the Indebtedness and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and the grant of Liens by such Guarantor on the Collateral, whether pursuant to the Orders or any Security Instruments.

“Treasury Management Agreements” means any agreements regarding bank services provided to any Credit Party for commercial credit cards, stored value cards and treasury management services, including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Type”, when used in reference to any Loan or Borrowing hereunder, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Administrative Agent and Required Lenders may otherwise determine).

“UK Sector” means the jurisdiction of the United Kingdom commonly referred to as the UK Sector—North Sea.

“Unrestricted Cash on Hand” means cash and Cash Equivalents of the Borrower held in accounts in the United States of America that are not subject to a Lien, other than a Lien securing the Indebtedness and that is freely transferable, not subject to any restriction on use or designated for a particular purpose. For the avoidance of doubt, Unrestricted Cash on Hand does not include checks that have been issued by the Borrower on such accounts, have been sent to the payees thereof but have not yet been presented for payment.

“Unrestricted Subsidiary” means ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC, ATP Holdco, LLC, ATP Titan Holdco LLC and ATP Titan LLC.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction; provided that the Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withdrawal Notice” means (a) prior to the Subsequent Clipper Availability Date, a notice delivered by the Borrower to the Administrative Agent and the Required Lenders in substantially the form of Exhibit W-1, requesting a withdrawal of funds from the Collateral Account, detailing, with respect funds drawn to finance any Capital Expenditures for the Clipper Project, the amount of such payment, the payee and the purpose of the payment and requesting, with respect to such Clipper Project payments, the approval of the Required Lenders and (b) on and after the Subsequent Clipper Availability Date, a notice delivered by the Borrower to the Administrative Agent in substantially the form of Exhibit W-2, requesting a withdrawal of funds from the Collateral Account.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

SECTION 1.02. Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. Unless otherwise specified in the relevant text of this Agreement or any other Loan Document, any reference herein or therein to the approval or satisfaction of the Required Lenders, or words of like import, shall mean and be the approval of the Required Lenders in their sole and absolute discretion.

SECTION 1.03. Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for qualifications contained in Section 8.01 and changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent; provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change (including, for the avoidance of doubt, any election to apply IFRS accounting principles in lieu of GAAP) shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

SECTION 2.01. Commitments; Loan Proceeds.

(a) The NM Loans. Pursuant to the Term Sheet certain of the Lenders have made term loans to the Borrower in an aggregate amount equal to the Interim Order Amount (the “Interim Order Loans”). Subject to the terms and conditions set forth herein, each Lender severally agrees to make additional loans (such loans together with the Interim Order Loans, the “NM Loans” and each an “NM Loan”) to the Borrower in an aggregate principal amount not to exceed such Lender’s Commitment. The NM Loans shall be made in separate draws and in an aggregate principal amount on each such occasion as follows:

(i) on the Subsequent Clipper Availability Date in the Subsequent Clipper Project Amount;

(ii) on the Final Clipper Availability Date in the Final Clipper Project Amount;

(iii) on the Final DIP Budget Availability Date in the Final DIP Budget Amount; and

(iv) on the Gomez #9 Availability Date in the Gomez #9 Project Amount.

After giving effect to each Borrowing, (i) the aggregate principal amount of all NM Loans, other than the Interim Order Loans, then outstanding shall not exceed the aggregate Commitments of all Lenders, and (ii) each Lender’s pro rata share of the aggregate principal amount of all NM Loans, other than the Interim Order Loans, then outstanding shall not exceed such Lender’s Commitment. Proceeds of each NM Loan made pursuant to this Agreement shall be remitted to the Collateral Account and, so long as no Default exists or would result, shall be available for withdrawal by the Borrower on a weekly basis to fund, subject to variances permitted under Section 8.19, expenses in accordance with the DIP Budget or the relevant Project Budget, pursuant to Section 2.03.

(b) The Refinancing Loans.

(i) Effective upon, as applicable, the date of each NM Lender’s making of Interim Order Loans, providing Commitments for NM Loans under this Agreement or the assumption, pursuant to an Assignment and Assumption effectuated prior to the Syndication Completion Date, of NM Loans and/or Commitments in respect of which no Refinancing Loans have previously been established (each such date, a “Refinancing Date”), Prepetition Loans held as of the Petition Date by such NM Lender and/or its Related Prepetition Lenders, plus the Consent Fee with respect thereto and all accrued and unpaid interest thereon through such Refinancing Date, in an aggregate principal amount equal to the sum of (A) the product of (i) the aggregate principal amount of the Interim Order Loans so made, Commitments so provided and NM Loans and/or Commitments so assumed and (ii) 1.6785379131272, plus (B) the amount of accrued and unpaid interest thereon through such Refinancing Date, shall, pursuant to a cashless exchange, be refinanced and converted into refinancing loans hereunder (each such loan, a “Refinancing Loan”).

(ii) The Administrative Agent may take all such actions as are reasonably determined by it to be necessary to effect the inclusion of such Refinancing Loans established pursuant to this Section 2.01(b)(ii) in the Borrowings of Refinancing Loans outstanding at such time. On the Syndication Completion Date, Annex I shall be amended and restated in its entirety to reflect the assumption of Commitments and making of Refinancing Loans contemplated by this Section 2.01(b)(ii).

(c) The Loans and any portion thereof repaid or prepaid hereunder may not be reborrowed. Loans may be ABR Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02. Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $2,000,000 or (ii) equal to the remaining available balance of the applicable Commitments (or, in the case of the Refinancing Loans, the remaining principal amount thereof).

(b) Subject to Section 3.03 and Section 5.05, each Borrowing of Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance with the terms hereof. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Notes. Any Lender may request that Loans made by it hereunder be evidenced by a single promissory note of the Borrower (a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent, such Lender and the Borrower. The date, amount and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

SECTION 2.03. Requests for Borrowings and Withdrawals.

(a) Requests for Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 11:00 a.m., New York City time, (x) in the case of ABR Borrowings, one Business Day before the date of the proposed Borrowing and (y) in the case of Eurodollar Borrowings, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto;

provided, however, that notwithstanding any contrary specification in any such request for a Borrowing, each requested Borrowing shall comply with the requirements set forth in Section 2.02.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loans to be made as part of the requested Borrowing.

(d) Requests for Withdrawals. The Borrower may deliver to the Administrative Agent a Withdrawal Notice no later than 12:00 noon (New York time) on Wednesday of each week or at such other time as may be agreed to by the Administrative Agent in its reasonable discretion. If such Withdrawal Notice is delivered prior to the delivery to the Administrative Agent and the Lenders of the Clipper Project Budget in accordance with the terms of this Agreement and is made to fund Clipper Project expenditures, then such Withdrawal Notice shall include a reasonably detailed list of all Clipper Project expenditures intended to be funded with the proceeds of such withdrawal (a “Clipper Withdrawal Notice”). Upon receipt of a Clipper Withdrawal Notice, the Administrative Agent shall promptly post such Clipper Withdrawal Notice for review and, with respect to Clipper Project expenditures in excess of $100,000, approval by the Required Lenders. Upon receipt by Administrative Agent of approvals of Lenders constituting Required Lenders, such Clipper Withdrawal Notice shall be deemed approved and the amounts requested thereunder shall (subject to the other provisions of this clause (d)), be disbursed to the Borrower. Upon the receipt of a Withdrawal Notice (and any necessary approvals for Clipper Withdrawal Notices), the Administrative Agent shall transfer Loans in an aggregate principal amount equal to the amount specified in such Withdrawal Notice to the account of the Borrower specified in such Withdrawal Notice (i) to fund expenses of the following week in accordance with the DIP Budget and to fund Clipper Project expenditures approved in the applicable Clipper Withdrawal Notice, (ii) following delivery to the Administrative Agent and the Lenders of the Clipper Project Budget in accordance with the terms of this Agreement, to fund expenditures included in the Clipper Project Budget for the following week and (iii) following the Gomez #9 Project Availability Date, to fund expenditures included in the Gomez #9 Project Budget for the following week; provided that: (x) after giving effect to each withdrawal, the aggregate Cash Collateral held by the Borrower will not exceed the amount necessary to fund all applicable expenditures for the following week, (y) immediately prior to making such withdrawal, no Event of Default shall have occurred and be continuing at such time or would result from such withdrawal and (z) funds withdrawn shall be used solely to pay expenses in accordance with the DIP Budget or applicable Project Budget within permitted variances. Each Withdrawal Notice shall contain a certification by the Borrower that the withdrawal request pursuant thereto complies, and the application of the funds so withdrawn will comply, with the terms of this Agreement in all respects, and the Administrative Agent shall be entitled to conclusively rely on such certification, absent manifest error.

SECTION 2.04. Conversion and Continuation of Borrowings.

(a) The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (iii) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02 regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 5.02;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

(b) Each notice pursuant to this Section 2.04 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.04 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.04 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.05. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Collateral Account. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such

Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount together with the accrued interest thereon without duplication, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s NM Loan included in such Borrowing.

SECTION 2.06. Termination and Reduction of Commitments.

(a) The Commitments of the Lenders with respect to:

(i) the Subsequent Clipper Project Amount shall automatically terminate upon the earlier of (A) the date that is thirty-five (35) days after the Closing Date if the Clipper Availability Date has not occurred as of such date or (B) the making of the NM Loans allocable to such amount on the Subsequent Clipper Availability Date;

(ii) the Final Clipper Project Amount, shall automatically terminate upon the earliest to occur of (A) the date that is thirty-five (35) days after the entry of the Interim Order if the Final Order has not been entered as of such date and the Subsequent Clipper Availability Date has not occurred by such date, or (B) the making of the NM Loans allocable to such amount on the Final Clipper Availability Date;

(iii) the Final DIP Budget Amount shall automatically terminate upon the earliest to occur of (A) the date that is thirty-five (35) days after the entry of the Interim Order if the Final Order has not been entered as of such date, (B) December 1, 2012 if the Borrower has not achieved commercial operation at the Clipper Project on or before such date, (C) December 15, 2012 if the Final DIP Budget Availability Date has not occurred by such date and (D) the making of the NM Loans allocable to such amount on the Final DIP Budget Availability Date; and

(iv) the Gomez #9 Project Amount shall automatically terminate upon the earliest of (A) the date that is thirty-five (35) days after the entry of the Interim Order if the Final Order has not been entered as of such date, (B) February 15, 2013 if the Gomez #9 Availability Date has not occurred as of such date or (C) the making of the NM Loans allocable to such amount on the Gomez #9 Availability Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (which the Administrative Agent shall promptly provide to the Lenders), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unfunded Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) The Commitments shall be reduced as may be required by Section 3.04(c).

(d) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.07. Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 3.01.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

SECTION 2.08. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative

Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Commitment Fees. No Defaulting Lender shall entitled to receive any fee under Section 3.05(b) in respect of its unfunded Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to be paid to such Defaulting Lender).

(c) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

SECTION 3.01. Repayment of Loans. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date, the aggregate principal amount of all Loans then outstanding, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 3.02. Interest.

(a) ABR Loans. Subject to the provisions of paragraph (c) below, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. Subject to the provisions of paragraph (c) below, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Post-Default Rate. Notwithstanding the foregoing, during the continuance of an Event of Default the Loans shall bear interest until such Event of Default shall cease to exist at the rate of interest applicable thereto pursuant to paragraph (a) or (b) above, as applicable, plus 4.0% per annum (the “Default Rate”).

(d) Interest Payment Dates. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 3.03. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.04 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 3.03 shall be conclusive absent manifest error.

SECTION 3.04. Prepayments.

(a) Optional Prepayments. Subject to prior written notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof or if less than $5,000,000, the remaining balance of such Loans; provided, however, that all NM Loans shall be paid in full, and all Commitments shall be terminated, before any Refinancing Loans or other Indebtedness is prepaid.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, New York City time, (x) one Business Day before the date of prepayment in the case of ABR Loans and (y) three Business Days before the date of prepayment in the case of Eurodollar Loans. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid and shall commit the Borrower to prepay such Loans by the amount stated therein on the date stated therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 to but excluding the date of payment.

(c) Mandatory Prepayments and Reduction of Commitments.

(i) Not later than the first Business Day following the date that any Credit Party or Subsidiary thereof receives Net Available Cash or Net Cash Proceeds, as applicable, with respect to:

(A) any Asset Disposition, casualty or condemnation, the Borrower shall prepay the Loans and/or permanently reduce the Commitments in accordance with Section 3.04(c)(iv) in an amount equal to 100% of such Net Available Cash or Net Cash Proceeds, as applicable; provided that, with respect to any such event occurring with respect to any Unrestricted Subsidiary, such prepayment shall be limited to an amount equal to that portion of the proceeds thereof after deducting the amount necessary to provide for payment of all Debt or other obligations of such Unrestricted Subsidiary the terms of which preclude distributions by such Unrestricted Subsidiary to the Borrower or any other Subsidiary thereof;

(B) dispositions described in clause (iv) of the definition of Asset Disposition that exceed $1,000,000 in any one transaction or series of related transactions or $6,000,000 during the term of this Agreement the Borrower shall prepay the Loans and/or permanently reduce the Commitments in accordance with Section 3.04(c)(iv) in an amount equal to 100% of such Net Available Cash;

(C) any issuance or sale of Capital Stock or Debt (other than Debt permitted to be incurred pursuant to Section 9.02); the Borrower shall prepay the Loans and/or permanently reduce the Commitments in accordance with Section 3.04(c)(iv) in an amount equal to 100% of such Net Available Cash or Net Cash Proceeds, as applicable; provided that, with respect to any such event occurring with respect to any Unrestricted Subsidiary, such prepayment shall be limited to an amount equal to that portion of the proceeds thereof after deducting the amount necessary to provide for payment of all Debt or other obligations of such Unrestricted Subsidiary the terms of which preclude distributions by such Unrestricted Subsidiary to the Borrower or any other Subsidiary thereof;

(D) any transaction described in clause (ix) of the definition of Asset Disposition made by ATP UK, the Borrower shall prepay the Loans and/or permanently reduce the Commitments in accordance with Section 3.04(c)(iv) to the extent of the Net Available Cash or Net Cash Proceeds thereof, as applicable, in excess of, in the aggregate for all such transactions, the amount approved by the CRO up to $50,000,000; provided, that, in no event shall the prepayment required to be made in any one instance exceed the amount that may then be lawfully distributed to the Borrower as determined in accordance with applicable law and based on the judgment of the directors of ATP UK; or

(E) any transaction described in clause (ix) of the definition of Asset Disposition made by ATP Netherlands, the Borrower shall prepay the Loans and/or permanently reduce the Commitments in accordance with Section 3.04(c)(iv) to the extent of the Net Available Cash or Net Cash Proceeds thereof, as applicable, in excess of, in the aggregate for all such transactions, the amount approved by the CRO up to $25,000,000; provided, that, in no event shall the prepayment required to be made in any one instance exceed the amount that may then be lawfully distributed to the Borrower as determined in accordance with applicable law and based on the judgment of the directors of ATP Netherlands.

(ii) Commencing July 15, 2013 and continuing on the fifteenth day of each month thereafter, the Borrower shall prepay the Loans in an amount equal to the amount by which (i) all Unrestricted Cash on Hand of the Borrower at such date, net of any escrowed funds (provided that if Total Cash Flow over the following four-week period as set forth in the DIP Budget at such time shows a net outflow of cash during such period, either at the end of any week within such period or in the aggregate during such period, an amount equal to the greatest net cash usage at the end of any such week or at the end of such period, will be deducted from such amount of Unrestricted Cash on Hand) exceeds (ii) $30,000,000. All such payments will be applied (A) first to the NM Loans until paid in full and (B) thereafter to Refinancing Loans until paid in full.

(iii) Notwithstanding the foregoing, any Lender may elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent (but in no event later than 5:00 p.m., New York City time, two Business Days prior to the date of prepayment), to decline all (but not less than all) of any prepayment of its Loans pursuant to paragraph (c)(i) or (ii) above. Such declined amounts may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

(iv) Each prepayment of Loans and/or reduction of Commitments made under paragraph (c)(i) shall be applied first, to the prepayment of all NM Loans, second, to permanently reduce the Commitments, and third, to the prepayment of the Refinancing Loans.

Each prepayment of Loans and/or reduction of Commitments made under paragraph (c)(ii) shall be applied first, to the prepayment of all NM Loans (without reducing the Commitments), and second, to the prepayment of the Refinancing Loans.

(v) At least three Business Days prior to any prepayment required under this paragraph (c), the Borrower shall deliver to the Administrative Agent and the Lenders (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans (or portion thereof) to be prepaid. All prepayments of Loans under this paragraph (c) shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 3.05. Fees, etc.

(a) Consent Fee. The Borrower hereby agrees to pay on each Refinancing Date to each Person acquiring Refinancing Loans pursuant to Section 2.01(b) on such date, a consent fee (collectively, the “Consent Fee”) in the amount of 2.00% of the aggregate principal amount of Prepetition Loans that are so exchanged for the Refinancing Loans, such Consent Fee to be paid by being capitalized and added to the outstanding amount of such Prepetition Loans.

(b) Commitment Fee. Until the funding or termination of all Commitments, the Borrower shall pay to the Administrative Agent, for the ratable benefit of Lenders having unfunded Commitments, a fee at a rate equal to 4.25% per annum on the daily aggregate amount of such Commitments. Such fee shall be payable in arrears on the first Business Day of each month with respect to the previous month.

(c) OID. Each of the Borrower and each Lender agrees that on the Borrowing date of each Loan other than the Refunding Loans, the Borrower shall receive proceeds of such Loans based on a purchase price of 98.00% of the principal amount thereof. For the avoidance of doubt, on each such Borrowing date each Lender shall advance to the Borrower an amount equal to 98.00% of its ratable share of the Loans, other than the Refinancing Loans, requested by the Borrower as of such date in exchange for the Borrower’s obligations to repay in full the face amount of such Loans, plus interest accrued thereon in accordance with the terms hereof.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

SECTION 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative

Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest or fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder with respect to the NM Loans and the Commitments, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of NM Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, (iii) third, towards payment of interest and fees then due hereunder with respect to Refinancing Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (iv) fourth, towards payment of principal of Refinancing Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price returned to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 4.02. Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE V

Reserve Requirements; Change in Circumstances; Indemnity; Taxes; Illegality

SECTION 5.01. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation;

provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 5.01 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 5.02. Indemnity. Notwithstanding anything to the contrary set forth herein, including Section 3.04(b) hereof, the Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.04) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 5.03. Taxes. For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Excluded Taxes paid by the Administrative Agent on or with respect to any payment to such Lender by or on account of any obligation of the Borrower or a Guarantor hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent as to the amount of such payment or liability under this Section 5.03(d) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two (2) properly completed and executed IRS Forms W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) properly completed and executed IRS Forms W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) properly completed and executed IRS Forms W-8BEN,

(iv) two (2) properly completed and executed Forms W-8IMY (together with forms listed under clauses (i) through (iii) or (v) hereof, as may be required),

(v) If a payment made to a Foreign Lender under any Loan Document would be subject to any withholding taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, or

(vi) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and executed together with any supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(g) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 5.03 with respect to the

Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or any Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5.04. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01 or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, if any Lender is a Defaulting Lender or the Borrower requests an amendment, modification or waiver to this Agreement that requires the consent of all Lenders and the Required Lenders have consented thereto but any other Lender has not consented thereto (a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender, or Non-Consenting Lender, as applicable, and the Administrative Agent, require such Lender, or Non-Consenting Lender, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender, or Non-Consenting Lender, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (if any) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 5.01 or 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 5.04. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender by reason of such Lender’s having requested compensation under Section 5.01, having requested an additional amount under Section 5.03, by reason of such Lender being as Defaulting Lender or by reason of such Lender being a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 12.04. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 12,04 on behalf of the relevant Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 12.04.

SECTION 5.05. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 5.05, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Closing Date. This Agreement shall be effective on the date that the following conditions are satisfied (such date the “Closing Date”):

(a) Loan Documents. The Administrative Agent shall have received counterparts of each Loan Document (other than the Security Instruments) required by the Administrative Agent or any Lender to be delivered on or before the Closing Date, originally executed and delivered by each applicable Credit Party and in such numbers as Administrative Agent or any Lender reasonably, and such documents shall have been filed, to the extent applicable, within the times specified, and otherwise in accordance with, the Interim Order and shall be consistent with Interim Order and, if required under the Interim Order, have been approved by the Bankruptcy Court.

(b) Organizational Documents; Incumbency. The Administrative Agent and Lenders shall have received (i) copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent or any Lender may reasonably request.

(c) Governmental Authorizations and Consents. Each Credit Party shall have obtained all authorizations of Governmental Authorities and all consents of other Persons, in each case that are necessary to be obtained on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Validity of Liens. During the period prior to entry of the Final Order, the Interim Order, and upon entry of the Final Order, the Final Order, shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except, as provided in Article XIII hereof, for Senior Statutory Liens and Permitted Prior Liens) perfected security interest in and lien upon the Collateral of the Borrower. All filings, recordings, deliveries of instruments (other than the delivery of the Security Instruments) and other actions necessary or desirable in the opinion of the Collateral Agent and the Lenders to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent and the Lenders.

(e) DIP Budget. The Administrative Agent and the Lenders shall have received and approved, in their sole and absolute discretion, the DIP Budget and received such other information as may be reasonably requested by the Administrative Agent or any Lender.

(f) Chief Restructuring Officer. The Borrower shall have commenced, by the Petition Date, the process for retention of a CRO.

(g) Evidence of Insurance. The Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it and the Required Lenders that all insurance required to be maintained pursuant to Section 8.07 is in full force and effect and that the Collateral Agent has been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 8.07.

(h) Opinions of Counsel. The Agents and Lenders shall have received (i) a favorable legal opinion addressed to the Lenders and the Agents, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agents and the Lenders, from Mayer Brown LLP, as counsel for the Credit Parties.

(i) Closing Date Certificate. The Borrower shall have delivered to Administrative Agent and Lenders an originally executed Closing Date Certificate.

(j) No Material Adverse Change. Since the Petition Date, there shall have occurred no change in (i) the business, condition, operations, assets or prospects of the Borrower and its Subsidiaries (taken as a whole), (ii) the ability of the Borrower, individually, or the Credit Parties, taken as a whole, to perform its, or their, as the case may be, respective obligations under the Loan Documents, or (iii) the ability of the Agents and the Lenders to enforce the Loan Documents and the obligations of the Credit Parties thereunder that would, in each case, have a Material Adverse Effect.

(k) First Day Orders. All orders of the Bankruptcy Court entered on or about the Petition Date, including those providing for (i) the continuation of the Borrower’s pre-petition cash management system and deposit and disbursement accounts, including deposit and disbursement accounts and the use and operation of the Collateral Account, (ii) payment of all unpaid Production Payments and Reserve Sales and (iii) payment of critical vendors, shall be in full force and effect and shall not have been reversed, modified or amended in any respect which is adverse to the interests of the Agents and Lenders or the Borrower.

(l) Refinancing of the Prepetition Loans. Refinancing of those Prepetition Loans with Refinancing Loans required to be effected on the Closing Date.

(m) Payment of Fees and Expenses. The Administrative Agent shall have received, for the benefit of the Lenders and the Agents, all fees and expenses payable on or prior to the Closing Date in connection with the transactions contemplated hereby.

(n) Patriot Act and KYC Compliance. The Agents and Lenders shall have completed any required Patriot Act or other “know your customer” compliance, the results of which are satisfactory to the Agents and Lenders in their sole discretion.

(o) Other Documentation. The Agents and the Lenders shall have received all documents and instruments (other than the Security Instruments) which any Agent or any Lender has then reasonably requested, in addition to those described in this Section 6.01. All such additional documents and instruments shall be reasonably satisfactory to the Agents and the Lenders in form, substance and date.

(p) Closing Date Occurrence. The Closing Date shall have occurred on or before August 29, 2012.

SECTION 6.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make any Loan hereunder, including Loans made on the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 12.02, of the following conditions precedent as of the applicable date of Borrowing and the request and acceptance by the Borrower of each Loan shall be deemed to be a representation and warranty by the Borrower that the such conditions have been satisfied:

(a) the Administrative Agent shall have received a fully executed and delivered Borrowing Request;

(b) as of such date of Borrowing, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(c) as of such date of Borrowing, no event shall have occurred and be continuing or would result from the making of such Loan that would constitute a Default; and

(d) as of any Borrowing date (i) prior to the entry of the Final Order, the Interim Order shall be in full force and effect and shall not have been reversed, modified or amended in any respect and the Borrower shall be in compliance in all respects with the Interim Order or (ii) on or after the entry of the Final Order, the Final Order shall be in full force and effect and shall not have been reversed, modified or amended in any respect and the Borrower shall be in compliance in all respects with the Final Order. If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of such Order, the making of the Loans or the performance by any Credit Party of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 7.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary (subject to Bankruptcy Court approvals which have been obtained), to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.02. Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower, authorized by the Interim Order (with respect to the period prior to entry of the Final Order) and the Final Order (with respect to the period after entry of the Final Order), constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

SECTION 7.03. Approvals; No Conflicts. Other than the entry of the Orders, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) except to the extent applicable bankruptcy law negates such requirement, the recording and filing of the Security Instruments as required by this Agreement and (ii) except to the extent applicable bankruptcy law negates the effect of any such default, those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Guarantor or any order of any Governmental Authority, (c) except to the extent applicable bankruptcy law negates the effect of any such violation or default, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

SECTION 7.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows (i) as of and for the fiscal year ended December 31, 2011, reported on by the Borrower’s independent public accountants and certified by its chief financial officer and (ii) as of and for the end of the fiscal quarter and the portion of the fiscal year ended March 31, 2012, as included in the Borrower’s 10-Q filed with the SEC on May 10, 2012, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments.

(b) Since the Petition Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Restricted Subsidiary has on the Closing Date any material Debt (including Disqualified Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or otherwise disclosed to the Administrative Agent and the Lenders in writing.

(d) The DIP Budget delivered to the Agents and Lenders as of the Closing Date, and each update thereto delivered in accordance with this Agreement represents, and will represent when provided after the Closing Date, the Borrower’s good faith reasonable estimate of its and its Restricted Subsidiaries’ future performance for the periods covered thereby, based on assumptions believed by the Borrower to be reasonable at the time of delivery thereto (it being understood that such estimates are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower and its Restricted Subsidiaries and no assurances can be given that such estimates will be realized).

(e) As of the Petition Date, the aggregate amount of the Borrower’s outstanding accounts payable (based on the accounts payable account within the general ledger as of the Petition Date) does not exceed $200,000,000.

SECTION 7.05. Litigation. Except for the Bankruptcy Case and except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Credit Party or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

SECTION 7.06. Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b) the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Borrower and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

SECTION 7.07. Compliance with the Laws and Agreements; No Defaults.

(a) Except as set forth on Schedule 7.07, each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Solely with respect to post-petition Debt, neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to redeem or make any offer to redeem under any indenture, note, credit agreement or instrument (including, without limitation, the Indenture and the Second Lien Notes) pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

SECTION 7.08. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 7.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by or with respect to it and has paid or caused to be paid all Taxes required to have been paid by it and, with respect to payments made after the Petition Date, approved by applicable order of the Bankruptcy Court, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No material Tax Lien has been filed and, to the knowledge of the Borrower, no material claim is being asserted with respect to any such Tax or other such governmental charge.

SECTION 7.10. Employee Benefit Plans.

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as disclosed on Schedule 7.10, each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA, except as where such penalty or damages would not have a Material Adverse Effect.

(d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Closing Date, except where a failure would not have a Material Adverse Effect or any amount being contested in good faith and pursuant to appropriate action being pursued diligently.

(e) Except as disclosed in Schedule 7.10, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

(g) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 7.11. Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it, any Guarantor or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower, any Guarantor or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower, any Guarantor or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower, any Guarantor or any Restricted Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower, the Guarantors and the Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower, the Guarantors and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

SECTION 7.12. Insurance. Each Credit Party has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties and their Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

SECTION 7.13. Restriction on Liens. Neither any Credit Party nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, in any case entered into after the Petition Date, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

SECTION 7.14. Subsidiaries; Foreign Operations. Except as set forth on Schedule 7.14, the Credit Parties have no Subsidiaries and the Borrower has no Restricted Subsidiaries. Schedule 7.14 identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary. The SPV Holdcos are not engaged in any business activities, do not own any assets and do not have any liabilities other than ownership of the Capital Stock of Subsidiaries and activities, ownership of immaterial assets and contractual rights, in each case, incidental to the foregoing and to the maintenance of its corporate existence. The Inactive Subsidiaries are not engaged in any business activities, do not own any assets and do not have any liabilities.

SECTION 7.15. Location of Business and Offices. The Borrower’s jurisdiction of organization is Texas; the name of the Borrower as listed in the public records of its jurisdiction of organization is ATP Oil & Gas Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 0120230900 (or, in each case, as set forth in a notice delivered to the Administrative Agent and Lenders pursuant to Section 8.01 in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01 and in accordance with Section 12.01). Each Guarantor’s and Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(e)(ii) in accordance with Section 12.01).

SECTION 7.16. Properties; Titles, Etc.

(a) Each of the Credit Parties and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Permitted Liens, a Credit Party or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate any Credit Party or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Credit Party’s or such Restricted Subsidiary’s net revenue interest in such Property. The quantum and nature of the interest of the Credit Parties and the Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of the Credit Parties and the Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest of such Credit Party and the Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report.

(b) All material licenses, leases and agreements necessary for the conduct of the business of the Credit Parties and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the Properties of the Credit Parties and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.

(e) Each Credit Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Credit Party and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.17. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of each Credit Party and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of such Credit Party and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of any Credit Party or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of any Credit Party or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Credit Party or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Credit Party or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Credit Party or any of its Restricted Subsidiaries, in a manner consistent with such Credit Party’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

SECTION 7.18. Prepayments. Except as set forth on Schedule 7.18, or on the most recent Reserve Report Certificate and consented to by the Required Lenders, on a net basis there are no take or pay or other prepayments which would require any Credit Party or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

SECTION 7.19. Marketing of Production. Except for contracts listed on Schedule 7.19 and in effect on the Closing Date, no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from such Credit Party’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the Closing Date.

SECTION 7.20. Swap Agreements. Schedule 7.20 sets forth, as of the Closing Date, a true and complete list of all Swap Agreements of the Credit Parties and each Restricted Subsidiary, the material terms thereof (including, without limitation, the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including, without limitation, any margin required or supplied) and the counterparty to each such agreement.

SECTION 7.21. Use of Loans.

(a) The Refinancing Loans, whether incurred on the Closing Date or on any other date on which an NM Lender and/or Related Prepetition Lender becomes a party hereto, shall be used solely to refinance the Prepetition Loans (inclusive of the Consent Fee and accrued and unpaid interest on the Prepetition Loans, as of the date so refinanced, at the rate(s) in effect under the Prepetition Credit Agreement) in a cashless exchange of the Prepetition Loans for such Loans.

(b) The DIP Budget Loans shall be used solely in accordance with the DIP Budget (inclusive of the variances permitted hereunder), including to (i) pay the fees, costs and expenses incurred by the Borrower in the administration of the Bankruptcy Case and provide working capital for the Borrower and (ii) in accordance with Section 12.03, fund payment of the fees and expenses of the Prepetition Agent, Cravath, Swaine and Moore LLP, as counsel to the Prepetition Agent and the Administrative Agent, Haynes and Boone, LLP, as counsel to the Administrative Agent, and Bingham McCutchen LLP, Winstead PC and Houlihan Lokey Capital, Inc., as professionals for certain of the Prepetition Lenders and certain of the Lenders.

(c) The Clipper Project Loans shall be used (i) during the period prior to the delivery to the Administrative Agent and the Lenders of the Clipper Project Budget in accordance with the terms of this Agreement, solely to fund the Capital Expenditures set forth in the Clipper Withdrawal Notices and, to the extent required, approved by the Required Lenders and (ii) thereafter to fund Capital Expenditures set forth in the Clipper Project Budget (inclusive of the variances permitted hereunder).

(d) The Gomez #9 Project Loans shall be used solely to fund the Capital Expenditures set forth in the Gomez #9 Project Budget (inclusive of the variances permitted hereunder).

(e) Notwithstanding anything set forth in this Section 7.21 to the contrary, other than up to $50,000 of the Carve Out that may be used to pay Professional Fees of the Creditors’ Committee incurred in investigating the Prepetition Obligations and liens securing the Prepetition Obligations:

(i) no portion of the Carve Out, any Cash Collateral or proceeds of any Loans may be used for or in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Agents, the Lenders, the Prepetition Agent or the holders of the Prepetition Obligations; and

(ii) neither the Carve-Out nor proceeds of the Loans or Cash Collateral shall be used in connection with (A) preventing, hindering or delaying the Lenders’ or the Agents’ enforcement or realization upon the Collateral once an Event of Default has occurred and is continuing, (B) using or seeking to use Cash Collateral or selling or otherwise disposing of the Collateral without the consent of the Required Lenders, (C) using or seeking to use any insurance proceeds related to the Collateral without the consent of the Required Lenders, (D) incurring Debt other than in accordance with the DIP Budget (E) objecting or challenging in any way any claims, liens or Collateral held by or on behalf of any of the Lenders, the Prepetition Agents, or the holders of the Prepetition Obligations, respectively; (F) asserting, commencing or prosecuting any claims or causes of action, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against any of the Agents, the Lenders, the Prepetition Agent, the holders of the Prepetition Obligations, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees; (G) prosecuting an objection to, or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Indebtedness, the Liens securing the Indebtedness, the Prepetition Obligations, the Liens securing the Prepetition Obligations, or any other rights or interests of any of the Agents, the Lenders, the Prepetition Agent, or the holders of the Prepetition Obligations; or (H) taking any action which (1) has or could have the effect of materially and adversely modifying or compromising the rights and remedies of the Agents, the Lenders, the Prepetition Agent and/or the holders of the Prepetition Obligations, (2) is contrary, in a manner that is material and adverse to the Agents, the Lenders, the Prepetition Agent and/or the holders of the Prepetition Obligations, to any term or condition set forth in the Loan Documents or the Orders, or (3) results in the occurrence of an Event of Default.

(f) The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

SECTION 7.22. Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 7.23. Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

SECTION 7.24. OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 7.25. Perfection of Security Interest. As provided in the Interim Order (with respect to the period prior to entry of the Final Order) and upon entry of the Final Order (with respect to the period after entry of the Final Order), such Order is or shall be, as applicable, effective to establish and perfect the Collateral Agent’s security interest in the Collateral of the Borrower. The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings, or other defenses. The Credit Parties are the owners of the Collateral, free from any Lien other than Liens imposed under this Agreement, the Loan Documents and Permitted Liens.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 8.01. Financial Statements; Other Information.

(a) The Borrower shall deliver to the Administrative Agent, within 120 days after the end of each of its fiscal years, an Officer’s Certificate (provided, however, that one of the signatories to each such Officer’s Certificate must state that he or she is the Borrower’s principal executive officer, principal financial officer or principal accounting officer), as to such officer’s knowledge, following due investigation, of the Borrower’s compliance with all conditions and covenants under this Agreement (without regard to any period of grace or requirement of notice provided under this Agreement) and in the event any Default under this Agreement exists, such Officer’s Certificate shall specify the nature of such Default. Each such Officer’s Certificate shall also notify the Administrative Agent should the Borrower elect to change the manner in which it fixes its fiscal year end.

(b) So long as the Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Borrower will make available to the Administrative Agent and the Lenders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. The availability of the foregoing materials on the SEC’s website or on the Borrower’s website shall be deemed to satisfy the foregoing delivery obligations. In the event that the Borrower is no longer required to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Borrower will deliver to the Administrative Agent and the Lenders, (i) within 95 days after the end of each fiscal year, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all certified by its independent certified public accountants (which must be one of the “big 4” accounting firms) as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP except such financial statements will not be required to have adjustments required under GAAP related to periodic fair market value adjustments (including assessments of impairment) and deferred tax adjustments and (ii) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP except such financial statements will not be required to have adjustments required under GAAP related to periodic fair market value adjustments (including assessments of impairment) and deferred tax adjustments, financial statement notes and are subject to normal year-end audit adjustments.

(c) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to paragraph (b) above shall be accompanied by a written report of the Borrower’s independent certified public accountants (who shall be a firm of established national reputation) stating (A) that their audit examination has included a review of the terms of this Agreement and the Indebtedness hereunder as they relate to accounting matters, and (B) whether, in connection with their audit examination, any Default has come to their attention and if such a Default has come to their attention, specifying the nature and period of existence thereof; provided, however, that, without any restriction as to the scope of the audit examination, such independent certified public accountants shall not be liable by reason of any failure to obtain knowledge of any such Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards.

(d) (i) If any Default has occurred and is continuing or (ii) if the Administrative Agent seeks to exercise any remedy under this Agreement with respect to a claimed Default under this Agreement, the Borrower shall promptly, and in any event within five days after a Responsible Officer becoming aware thereof, deliver notice thereof to the Administrative Agent and each Lender, at its address set forth in Section 12.01 hereof, by registered or certified mail or by facsimile transmission followed by hard copy by registered or certified mail, accompanied by an Officer’s Certificate setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e) The Borrower will furnish to the Administrative Agent and each Lender:

(i) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(ii) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within 30 days prior thereto) of any change (A) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (B) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (C) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (D) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (E) in the Borrower or any Guarantor’s federal taxpayer identification number.

(iii) Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(iv) Updates to DIP Budget. In form and substance satisfactory to the Required Lenders in their sole and absolute discretion, monthly updates, by the first Business Day of each month, (and, during the period from the Subsequent DIP Budget Availability Date to the Gomez #9 Availability Date, weekly updates) to the monthly portion of the DIP Budget to reflect actual historical performance, variance reports and a roll forward of the initial 18 month period, as well as any adjustments in amounts approved by the Required Lenders in their sole and absolute discretion, and weekly updates (by the first Business Day of each week) to that portion of the DIP Budget consisting of the 13-week cash flow forecast, to reflect actual performance for the prior week, variance reports and a roll forward of the 13-week period, as well as any adjustments in amounts approved by the Required Lenders in their sole and absolute discretion.

(v) Project Budgets. Within (a) thirty (30) days after the Closing Date, the Clipper Project Budget in form and substance satisfactory to the Required Lenders in their sole and absolute discretion and (b) thirty (30) days after achievement of commercial operation at the Clipper Project, the Gomez #9 Project Budget in form and substance satisfactory to the Required Lenders in their sole and absolute discretion.

(vi) Updates to Project Budgets. After delivery of the Project Budgets in accordance with clause (v) above, in form and substance satisfactory to the Required Lenders, monthly updates, by the first Business Day of each month, to each Project Budget to reflect actual historical performance, variance reports and a roll forward of the initial period covered thereby, as well as any adjustments in amounts approved by the Required Lenders in their sole and absolute discretion.

(vii) Bankruptcy Case Filings. Reasonably prior to filing with the Bankruptcy Court, copies of all material pleadings, motions, applications, judicial or financial information and other documents filed by or on behalf of any of the Credit Parties with the Bankruptcy Court or distributed to the Creditors’ Committee, any creditors or equity holders of the Borrower or any holders of obligations for Production Payments and Reserve Sales or similar obligations.

(viii) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request. All information made available pursuant to any such request, or otherwise pursuant to the requirements of this Agreement, shall be posted and made available for review by all Lenders (and prospective lenders, subject to Section 12.11).

SECTION 8.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of (a) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 8.03. Organizational Existence. The Borrower shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its organizational existence and the organizational existence of each of Guarantor and Restricted Subsidiaries in accordance with the respective Organizational Documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of each Credit Party and each such Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve, with respect to itself, any material right or franchise and, with respect to any of its Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Borrower shall determine in the exercise of reasonable business judgment, that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

SECTION 8.04. Payment of Taxes and Other Claims. The Borrower shall, subject to applicable order of the Bankruptcy Court, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, and in accordance with the DIP Budget: (i) all material Taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed on or after the Petition Date upon it, any other Credit Party or any of its Restricted Subsidiaries or properties of it, any other Credit Party or any of its Restricted Subsidiaries, (ii) all material lawful claims arising on or after the Petition Date for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Borrower, any Credit Party or any of the Restricted Subsidiaries and (iii) all obligations under the Borrower’s Production Payments and Reserve Sales in accordance with their respective terms as in effect on the Petition Date and subject to any order of the Bankruptcy Court with respect thereto; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

SECTION 8.05. Performance of Obligations under Loan Documents. The Borrower will pay the Indebtedness pursuant to the terms hereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

SECTION 8.06. Maintenance of Properties. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain all properties used or useful in the conduct of its business in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 8.06 shall prevent the Borrower or any of the Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties, if such discontinuance is (i) in the ordinary course of business pursuant to customary business terms or (ii) in the good faith judgment of the respective Boards of Directors or other governing body of the Borrower or such Restricted Subsidiary, as the case may be, desirable in the conduct of their respective businesses and is not disadvantageous in any material respect to the Lenders.

SECTION 8.07. Insurance. The Borrower shall provide or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Borrower, are adequate and appropriate for the conduct of the business of the Borrower and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America, Canada or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Borrower, for companies similarly situated in the industry. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days (or 10 days as to any failure to pay premium) prior notice of any cancellation to the Administrative Agent. Any such insurance policies may also cover risks attributable to the assets and operations of Unrestricted Subsidiaries, and in such event, the loss payable clauses or provisions may name parties other than the Administrative Agent as “additional insureds” as such other parties’ interests may appear in respect of such loss.

SECTION 8.08. Books and Records; Inspection Rights. The Borrower will, and will cause each Credit Party and Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Credit Party and Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 8.09. Compliance with Laws. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such noncompliance as could not singly or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 8.10. Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10 (a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five Business Days following the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) that would have a Material Adverse Effect.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent or the Required Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).

SECTION 8.11. Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or Required Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent or the Required Lenders, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 8.12. Reserve Reports.

(a) On or before April 1st and October 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties and their Restricted Subsidiaries as of the immediately preceding December 31 and June 30, respectively. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a Reserve Report Certificate certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no take or pay or other prepayments, with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.

(c) The Borrower shall at all times cooperate with the Approved Petroleum Engineers so as to enable them to produce all reports required by, or contemplated to be delivered under, this Agreement.

SECTION 8.13. Title Information.

(a) Within 60 days following the request of the Administrative Agent or Required Lenders, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent and Required Lenders covering the Oil and Gas Properties evaluated by the Reserve Report most recently delivered pursuant to Section 8.12 and located in, or in U.S. Federal waters adjacent to, the United States.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent or Required Lenders that title defects or exceptions exist with respect to such additional Properties, cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information.

SECTION 8.14. Additional Collateral; Additional Guarantors.

(a) If the Borrower or any of its Restricted Subsidiaries acquires any Oil and Gas Properties located in, or in U.S. Federal waters adjacent to, the United States or other assets not covered by the liens of the Orders on the Closing Date, the Borrower and Guarantors shall promptly grant a mortgage and security interest in all such properties to the Collateral Agent. All such Liens will be created and perfected by and in accordance with the provisions of the Orders and such deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes together with such opinions of counsel as may be reasonably requested by the Collateral Agent or the Required Lenders. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) In the event that (i) any Restricted Subsidiary is or becomes a Material Domestic Subsidiary or (ii) any Domestic Subsidiary (other than an Unrestricted Subsidiary) incurs or Guarantees any Debt, the Borrower shall promptly cause such Restricted Subsidiary to Guarantee the Indebtedness pursuant to the Guarantee and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to, (A) execute and deliver a supplement to the Guarantee and Collateral Agreement executed by such

Subsidiary, (B) pledge all of the Capital Stock of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) owned by the Borrower or such Material Domestic Subsidiary and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Required Lenders.

(c) In the event that any Credit Party or any Domestic Subsidiary becomes the owner of a Material Foreign Subsidiary, then the Borrower shall promptly, or shall cause such Credit Party or Domestic Subsidiary to promptly, pledge the Capital Stock (or, if, in the good faith judgment of the Borrower, doing so would result in material adverse tax consequences to the Credit Parties, pledge Capital Stock representing 65% of the total combined voting power of all classes of stock entitled to vote and 100% of any other class of stock) of such Material Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Capital Stock of such Material Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) owned by the Borrower or such Domestic Subsidiary and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Required Lenders.

SECTION 8.15. ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

SECTION 8.16. Capital Stock. The Borrower shall, and shall cause each other Credit Party to, pledge all (or, if with respect to Foreign Subsidiaries, in the good faith judgment of the Borrower, doing so would result in material adverse tax consequences to the Credit Parties, pledge Capital Stock representing 65% of the total combined voting power of all classes of stock entitled to vote and 100% of any other class of stock) of the Capital Stock owned directly by such Person in any Subsidiary, including the SPV Holdcos but excluding the other Infrastructure Subsidiaries, to the Administrative Agent to secure the Indebtedness.

SECTION 8.17. CRO. On or before the twenty-fifth (25th) day after the Petition Date, the Borrower shall have filed with the Bankruptcy Court an application to appoint a CRO. The Borrower shall confer with the Administrative Agent and Required Lenders in selecting a CRO. Once approved by the Bankruptcy Court and appointed, the Borrower shall permit the Administrative Agent and Lenders to communicate directly with the CRO.

SECTION 8.18. Commodity Agreements. On or before the date that the Final Order is entered, the Borrower shall have received Bankruptcy Court approval to enter into, and shall have entered into and delivered to the Administrative Agent and Lenders copies of, Commodity Agreements reasonably satisfactory to the Administrative Agent and the Required Lenders covering at least 50% of the Borrower’s oil and gas production (after owner reservations but before Production Payments and Reserve Sales) for a period of at least 12 months from the Closing Date, so long as the establishment costs relating to such commodity hedging arrangements shall at no time exceed in the aggregate $3,000,000. The Borrower shall maintain such Commodity Agreements in full force and effect for such 12 month period.

SECTION 8.19. Financial Covenants.

(a) Monthly Measurement. The Borrower shall comply with the following financial covenant and to evidence such compliance, shall provide to the Administrative Agent and each Lender not later than two (2) Business Days after receipt by the Borrower of the buyer remittance reports relating to the month then ended, but in no event more than 30 days after the end of the such month, a certificate of a Financial Officer evidencing that, when measured as of the end of the such month, the Borrower has produced no less than the BOE per day (on a monthly average basis) specified on Schedule 8.19 for such month; provided that all such minimum amounts shall be adjusted on a reasonable basis for a period not to exceed sixty (60) days based on outages due to Acts of God.

(b) Weekly Measurements. The Borrower shall comply with the following financial covenants and to evidence such compliance, shall provide to the Administrative Agent and each Lender at the close of business on the second Business Day of each week (or, in the case of clause (i) below, within five (5) Business Days after the end of each week), a certificate of a Financial Officer evidencing that, when measured as of the end of the prior week:

(i) the Credit Parties have produced a minimum production of BOE per day (on a rolling four-week average basis) of not less than the amount specified on Schedule 8.19 for such rolling four-week period; provided, however, that the Borrower shall not be deemed to have breached this financial covenant unless the Borrower fails to comply for two consecutive testing periods; and provided further that all such minimum amounts shall be adjusted on a reasonable basis for a period not to exceed sixty (60) days based on outages due to Acts of God;

(ii) at all times from and after the entry of the Final Order, the Credit Parties have Liquidity of no less than $20,000,000;

(iii) the Credit Parties’ expenditures for those line items highlighted in yellow on Exhibit D-1 for such week have complied with the DIP Budget or, as applicable, the relevant Project Budget, within a variance of: (A) 10% with respect to Capital Expenditures on a line item and aggregate basis (B) 10% with respect to general and administrative expenditures on an aggregate basis (C) 10% with respect to Total Financing Disbursements on an aggregate basis and (D) 20% with respect to all other expenditures highlighted in yellow on Exhibit D-1 on a line item basis and (E) for 10% with respect to each week’s Total Weekly Disbursements (meaning all expense line items) on an aggregate basis; and

(iv) without limiting clause (iii) above, the aggregate amount of the Borrower’s outstanding accounts payable (based on the accounts payable account within the Borrower’s general ledger) as of the end of such week does not exceed the amount specified in the Budgets.

SECTION 8.20. Post-Closing Deliveries.

(a) On or before the date that is thirty (30) days after the date hereof, deliver to the Administrative Agent (who shall promptly deliver copies of the same to the Lenders) versions of Schedules P-1 and 9.11 that include descriptions of all agreements (and, with respect to Schedule P-1, Liens granted) giving rise to the payments and transfers set forth in the “Divisions of Interests” delivered as Schedules P-1 and 9.11 as of the Closing Date.

(b) On or before the date that is thirty (30) days after the date hereof, deliver to the Collateral Agent (i) all of the Security Instruments, duly executed by the Borrower, (ii) opinions of counsel (including applicable local counsel) to the Borrower with respect to the Security Instruments and (iii) certificates or other applicable instruments evidencing any stock or promissory notes pledged pursuant to the Security Instruments, together with applicable executed stock powers and allonges.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations) have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 9.01. Bankruptcy Case. None of the Credit Parties shall, and none shall permit any of their respective Subsidiaries to, seek, consent or suffer to exist without the Required Lenders’ prior written consent (a) any modification, stay, vacation or amendment to the Orders; (b) a priority claim for any administrative expense or unsecured claim against any Credit Party (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code) equal or superior to the priority claim of the Agents and the Lenders in respect of the Indebtedness, other than the Carve Out; (c) any Lien on any Collateral having a priority equal or senior to the Liens in favor of the Collateral Agent and the Lenders in respect of the Indebtedness or the Prepetition Obligations, except for legal, valid and enforceable Permitted Prior Liens and Senior Statutory Liens entitled to priority under applicable law; (d) any extension of the period of exclusivity for any Credit Party to file a chapter 11 plan beyond 180 days after the Petition Date without the consent of the Required Lenders; and (e) any motion to prescribe procedures governing the conduct or approval of the sale of all or substantially all of the assets, properties or Capital Stock or other equity interests of the Credit Parties pursuant to Section 363 of the Bankruptcy Code except for a Permitted Sale.

SECTION 9.02. Debt. The Borrower will not, and will not permit any other Credit Party or Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt and the Borrower will not permit any other Credit Party or Restricted Subsidiary to issue any Preferred Stock, except:

(a) Indebtedness created hereunder or under the other Loan Documents and the Prepetition Hedge Obligations.

(b) Guarantees by the Borrower or any Guarantor of Debt of the Borrower or any Guarantor, as the case may be, Incurred in accordance with the provisions of this Agreement; provided that in the event that such Debt is a Subordinated Obligation of the Borrower or a Guarantor, the related Guarantee shall be subordinated in right of payment to the Indebtedness arising under the Loan Documents to at least the same extent as such Debt.

(c) Debt in respect of the Commodity Agreements entered into pursuant to Section 8.18 or in respect to other Swap Agreements which are otherwise approved by the Agent and Required Lenders.

(d) The Second Lien Notes and any Guarantees thereof.

(e) Debt in the form of workers’ compensation claims, payment obligations in respect of health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, appeal, reimbursement, performance, surety and similar bonds and completion Guarantees provided by the Borrower, a Credit Party or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations or other similar obligations in the ordinary course of business and consistent with past practice (in each case, other than for an obligation for money borrowed).

(f) Capital Stock (other than Disqualified Stock) of the Borrower or any of the Guarantors issued and outstanding as of the Closing Date.

(g) Debt incurred prior to the commencement of the Bankruptcy Case and existing on the Petition Date as set forth on Schedule 9.02, but not any extensions, renewals or replacements of such Debt.

(h) Debt consisting of surety bonds or other financial assurances or security in favor of the BOEM (the “BOEM Bonds”); provided that the cumulative amount of expenditures and/or security (including any cash collateral deposits) incurred or provided to support or otherwise obtain the issuance of BOEM Bonds, plus the amount of plugging and abandonment expenditures, during the period from and including the Petition Date through and including the date of determination shall not 110% of the amount specified for such type of incremental bonding or collateral requirements and plugging and abandonment expenses in the DIP Budget.

(i) The Specified Permitted Debt.

(j) In each case, to the extent existing as of the Petition Date and arising pursuant to an agreement set forth on Schedule 9.11 (which, as of the Closing Date and until the date that is 30 days after the Closing Date, shall be copies of the “Divisions of Interests” for the Borrower’s oil and gas leases, and on and after the date that is 30 days after the Closing Date, shall be a description of all such agreements), obligations with respect to (i) Production Payments and Reserve Sales, (ii) overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties and (iii) farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business.

For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this Section 9.02:

(i) Guarantees of, or obligations in respect of letters of credit supporting, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(ii) Debt permitted by this Section 9.02 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.02 permitting such Debt; and

(iii) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133) will not be deemed to be an Incurrence of Debt for purposes of this Section 9.02. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof in the case of any Debt issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 9.02, the Borrower shall be in Default of this Section 9.02).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 9.02, the maximum amount of Debt that the Borrower may Incur pursuant to this Section 9.02 shall not be deemed to be exceeded solely as a result of fluctuations in the Exchange Rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency Exchange Rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing. This Agreement will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral.

SECTION 9.03. Liens. The Borrower shall not, and shall not permit any Credit Party or any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of such Person other than Permitted Liens.

SECTION 9.04. Dividends, Distributions and Redemptions; Repayment of Debt; Investments. The Borrower will not, and will not permit any Credit Party or any of its Restricted Subsidiaries, directly or indirectly, to (each of the following a “Restricted Payment”):

(a) declare or pay any dividend or make any payment or distribution on or in respect of the Borrower’s Capital Stock,

(b) purchase, redeem, defease, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower,

(c) pay or discharge, or cause to be paid or discharged, any Debt or other obligation of such Credit Party or Restricted Subsidiary other than payments: (i) set forth in the DIP Budget and approved by the Bankruptcy Court, (ii) required to be made to the Prepetition Agent and the holders of the Prepetition Obligations pursuant to the Orders, (iii) consented to by the Required Lenders in their sole and absolute discretion, or (iv) as required in a Reorganization Plan, on or after the effective date of the Reorganization Plan,

(d) make any Restricted Investment in any Person.

SECTION 9.05. Rejection of Leases. The Borrower shall not, and shall not permit any Credit Party or Restricted Subsidiary to, reject or permit to be deemed to be rejected any leases with respect to Oil and Gas Properties without prior notice to and prompt consultation with the Lenders at least thirty (30) days before the filing of any motion for rejection or the deemed rejection of any such lease.

SECTION 9.06. Nature of Business; International Operations. The Borrower will not, and will not permit any Credit Party or Restricted Subsidiary to, engage in any business other than the Oil and Gas Business. The Borrower will not permit (a) the SPV Holdcos to engage in any business activities, own any assets or have any liabilities other than ownership of the Capital Stock of Subsidiaries and activities, ownership of immaterial assets and contractual rights, in each case, incidental to the foregoing and to the maintenance of its corporate existence and (b) the Inactive Subsidiaries to engage in any business activities, own any assets or have any liabilities.

SECTION 9.07. Capital Expenditures. The Borrower will not, and will not permit any Credit Party or Restricted Subsidiary to make or contract to make any Capital Expenditures other than as permitted under the DIP Budget and the applicable Project Budgets.

SECTION 9.08. Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent or any Lender, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

SECTION 9.09. ERISA Compliance. The Borrower will not, and will not permit any Restricted Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction (i) in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code except where such penalty or tax would not have a Material Adverse Effect or (ii) that could be reasonably expected to result in a Foreign Benefit Event;

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto except where failure would not have a Material Adverse Effect; or

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without material liability in excess of $1,000,000, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

SECTION 9.10. Merger, Consolidation and Sale of All or Substantially All Assets. The Borrower will not consolidate with or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis) in one or more related transactions to, any Person.

SECTION 9.11. Sale of Properties. The Borrower shall not, and shall not permit any Credit Party or any of its Restricted Subsidiaries to, make any Asset Disposition without the prior written consent of the Required Lenders other than:

(a) In each case, to the extent existing as of the Petition Date and arising pursuant to an agreement set forth on Schedule 9.11 (which, as of the Closing Date and until the date that is 30 days after the Closing Date, shall be copies of the “Divisions of Interests” for the Borrower’s oil and gas leases, and on and after the date that is 30 days after the Closing Date, be a description of all such agreements), the making of payments to third parties pursuant to and in accordance with: (i) Production Payments and Reserve Sales, (ii) overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties;

(b) Payments in accordance with the Budgets made to third parties pursuant to and in accordance with farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other similar agreements which are customary in the Oil and Gas Business; and

(c) a Permitted Sale.

SECTION 9.12. Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

SECTION 9.13. Transactions with Affiliates.

(a) The Borrower will not, and will not permit any Credit Party or any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate of the Borrower or such Restricted Subsidiary; and

(ii) any payments made with respect thereto are set forth in the Budgets.

(b) So long as any such payments or Investments are made in accordance with the Budgets, Section 9.13(a) will not apply to:

(i) any Investment or Restricted Payment expressly permitted by this Agreement;

(ii) Permitted Investments of the type described in clause (e) thereof;

(iii) indemnities of officers, directors and employees of the Borrower or any of its Restricted Subsidiaries required or permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(iv) the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary;

(v) the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the Closing Date, as these agreements are in effect on the Closing Date;

(vi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are no less favorable to the Borrower and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction with an unrelated Person, and

(vii) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, Capital Stock in such Person.

SECTION 9.14. Subsidiaries. The Borrower will not, and will not permit any Credit Party or Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary without the written consent of the Required Lenders and compliance with Section 8.14(b) and Section 8.14(c).

SECTION 9.15. Negative Pledge Agreements; Dividend Restrictions.

(a) The Borrower will not, and will not permit any Credit Party or Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Credit Party or Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligations owed to the Borrower, any Credit Party or any Restricted Subsidiary (it being understood that the priority of any existing Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii) make any loans or advances to the Borrower, any Credit Party or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Debt Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Closing Date so long as the remedy for any breach thereof is unenforceable under applicable bankruptcy law;

(ii) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Credit Parties and the Restricted Subsidiaries to realize the value of, property or assets of the Credit Parties or any Restricted Subsidiary in any manner material to the Credit Parties or any Restricted Subsidiary;

(iii) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided, that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;

(iv) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Debt or any agreement pursuant to which such Debt was Incurred if either (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Debt or agreement or (B) the Borrower determines that any such encumbrance or restriction will not materially affect the

Borrower’s ability to make principal or interest payments in respect of the Indebtedness, as determined in good faith by the Board of Directors of the Borrower, which determination shall be conclusive;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Debt Incurred pursuant to an agreement referred to in clauses (i) through (iv) or clause (xii) of this paragraph (b) or this clause (v) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in any such clause; provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in the agreements governing the Debt being refunded, replaced or refinanced;

(vi) in the case of clause (iii) of paragraph (a) above, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Debt of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) contained in Hedging Obligations permitted from time to time under this Agreement;

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Credit Parties or any Restricted Subsidiary;

(E) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(F) provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business, entered into in the ordinary course of business and not prohibited under this Agreement;

(vii) (A) purchase money obligations for property acquired in the ordinary course of business and not prohibited under this Agreement and (B) Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (iii) of paragraph (a) above on the property so acquired;

(viii) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition if such sale or disposition is permitted hereunder;

(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(x) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; provided, that, the breach of any such restrictions shall not have given rise to any actions which are not stayed pursuant to Section 362 of the Bankruptcy Code; and

(xii) the Indenture as in effect as of the Closing Date.

SECTION 9.16. Amendments to Certain Agreements. The Borrower shall not, and shall not permit any other Credit Party or Restricted Subsidiary to amend, amend and restate, supplement or otherwise modify any Platform Use Agreement or any agreement set forth on Schedule 9.11 (which, as of the Closing Date and until the date that is 30 days after the Closing Date, shall be copies of the “Divisions of Interests” for the Borrower’s oil and gas leases, and on and after the date that is 30 days after the Closing Date, shall be a description of all such agreements) or otherwise governing any Production Payments and Reserve Sales, overriding royalty interest, net profits interest or other similar arrangement in a manner that would materially increase or extend the Borrower’s monetary obligations thereunder.

SECTION 9.17. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Schedule 7.14 sets forth all the Restricted Subsidiaries. Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the Closing Date or thereafter, with the written consent of the Required Lenders, assuming compliance with Section 9.17(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Borrower, the other Credit Parties and its Restricted Subsidiaries shall cause any Infrastructure Subsidiary which obtains proceeds from debt or equity financings to pay dividends to the Borrower or any Restricted Subsidiary in amounts equal to the proceeds of such financings, promptly after the receipt thereof, to the extent that such proceeds are not required for budgeted or otherwise anticipated expenditures by such Infrastructure Subsidiary necessary for the completion and placing in service of any equipment then under construction by such Infrastructure Subsidiary; provided that if the payment of any such dividends were to be unlawful under the laws of the state of incorporation or organization of such Infrastructure Subsidiary, then the payment of such dividends shall be deferred until the earliest possible date when the payment of such dividends shall then be lawful. Any dividends so paid to the Borrower, any Credit Party or any Restricted Subsidiary in accordance with the preceding sentence shall be deemed to be “Net Available Cash” from an Asset Disposition and shall be applied pursuant to the requirements of Section 3.04 as if the date of the payment of such dividends were the date of the deemed Asset Disposition.

ARTICLE X

Events of Default; Remedies

SECTION 10.01. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan, any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document (other than projections) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower, any Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(d), Section 8.01(e)(ii), Section 8.03, Sections 8.14, 8.17, 8.18, 8.19, 8.20, or in Article IX or shall otherwise fail to comply with the Orders.

(e) the Borrower, any Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days (or, in the case of any such additional covenant, for the duration of any applicable grace period) after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower, such Guarantor or such Restricted Subsidiary otherwise becoming aware of such default.

(f) any of the Credit Parties or their Subsidiaries shall (i) default in the payment when due of any principal of or interest on any postpetition Debt or any event of default specified in any note, agreement, indenture or other document evidencing or securing any such Indebtedness shall occur if the effect of such event of default is to cause, or (with the giving of notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause such Debt to become due, or to be prepaid in full prior to its stated maturity or to divest any of the Credit Parties of any assets, or (ii) default in the payment when due of any principal of or interest on any prepetition Debt or any other event of default specified in any note, agreement, indenture or other document evidencing or securing any such Debt shall occur if, by order or orders of the Bankruptcy Court issued with respect to any such prepetition Debt, the default thereunder entitles the holder or holders thereof to relief from the automatic stay of Section 362 of the Bankruptcy Code, in an amount in excess of $3,000,000 in any one instance or in the aggregate for all such events.

(g) the Bankruptcy Court shall enter, or the Borrower shall seek or support the entry of, any order (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Interim Order or the Final Order in any manner adverse to the interest of the Lenders or Agents, (ii) with respect to the Bankruptcy Case that is adverse to the interests of the Lenders or Agents, without the Required Lenders’ consent, (iii) appointing a Chapter 11 trustee, a responsible officer or an examiner pursuant to Section 1104 of the Bankruptcy Code with enlarged powers relating to the operation of the business of the Borrower (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) of the Bankruptcy Code in the Bankruptcy Case, (iv) dismissing the Bankruptcy Case or converting the Bankruptcy Case to a Chapter 7 case, (v) granting relief from the automatic stay to any creditor or creditors holding or asserting a Lien or Liens or reclamation claim(s) on the assets of the Borrower to permit such creditor or creditors to foreclose upon or to reclaim Collateral with a value in excess of $3,000,000 in any one instance or in the aggregate for all such events, or to any Person to permit actions that would have a material adverse effect on the Borrower or its estate, (vi) except with respect to a Permitted Sale, approving the sale, transfer, lease, exchange, alienation or other disposition of all or substantially all of the assets, properties or Capital Stock or other equity interests of the Borrower pursuant to Section 363 of the Bankruptcy Code or otherwise, without the consent of the Required Lenders, or (vii) terminating the Borrower’s use of Cash Collateral.

(h) the reversal or modification, for any reason or by any means, of the refinancing of the Prepetition Loans.

(i) the Bankruptcy Court shall fail to enter the Final Order within thirty-five (35) days of the Petition Date with respect to those matters covered by the Interim Order.

(j) an application shall be filed by the Borrower for the approval of, or there shall otherwise arise, any other Superpriority Claim in the Bankruptcy Case (other than the

Carve Out) which is pari passu with or senior to the claims of the Agents and Lenders against any of the Credit Parties unless after giving effect to the transactions contemplated by such application, all Indebtedness (whether contingent or otherwise) shall be paid in full in cash.

(k) the Borrower shall file a motion in the Bankruptcy Case, or an order of the Bankruptcy Court shall otherwise be entered: (i) except as provided in the Orders, to use Cash Collateral of the Lenders under Section 363(c) of the Bankruptcy Code without the Required Lenders’ consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) or Section 552(b) of the Bankruptcy Code, (iii) except with respect to a Permitted Sale, to sell, transfer, lease, exchange, alienate or otherwise dispose of all or substantially all of the assets, properties or Capital Stock or other equity interest of any Credit Party pursuant to Section 363 of the Bankruptcy Code or otherwise without the consent of the Required Lenders, or (iv) to take any other action or actions adverse to the Agents or Lenders or their rights and remedies under the Orders, this Agreement, any of the other Loan Documents or any of the documents evidencing or creating the Collateral Agent’s interest in any of the Collateral.

(l) any of the Credit Parties shall be unable to pay its postpetition Debt as it matures, or shall fail to comply with any of the Orders or any other order of the Bankruptcy Court.

(m) If (i) the Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the Liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the Liens securing the obligations of the Second Lien Notes to be senior or pari passu in priority to the Liens securing the Prepetition Obligations, (ii) any Credit Party takes any action inconsistent with the terms of the Intercreditor Agreement, (iii) any Person bound by the Intercreditor Agreement takes any action inconsistent with terms of the Intercreditor Agreement and the Borrower shall fail to promptly take all actions necessary to oppose such action, including the actions described in Section 3.2(b) thereof, or (iv) any order of any court of competent jurisdiction is granted which is inconsistent with the terms of the Intercreditor Agreement.

(n) any Credit Party shall make any payment, by way of adequate protection or otherwise, of any prepetition debt or other obligations, other than as approved by the Bankruptcy Court and in accordance with the Orders and the DIP Budget.

(o) the Credit Parties shall fail to meet any of the milestones set forth on Schedule 10.01.

(p) (i) any of the Credit Parties shall be enjoined from conducting any material part of its business as a debtor in possession, (ii) there shall occur any Act of God or other event which causes the cessation or substantial curtailment of current or planned material business operations of any of the Credit Parties or their Subsidiaries, or (iii) or there shall occur any damage to, or loss, theft or destruction of, any assets of any of the Credit Parties or any of their Subsidiaries, which in each such case would reasonably be expected to have a Material Adverse Effect.

(q) the rendering of any judgment(s) or order(s) individually or in the aggregate in excess of $3,000,000 against any Credit Party or Subsidiary thereof, the enforcement of which is not stayed or the rendering of any non-monetary judgment against any Credit Party or Subsidiary thereof which causes or would reasonably be expected to cause a Material Adverse Effect.

(r) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against each Credit Party that is a party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Credit Party shall so state in writing.

(s) any Governmental Authority (i) takes any action that would reasonably be expected to result in a Material Adverse Effect with respect to the position of the Agents or the Lenders, (ii) takes any action that would reasonably be expected to result in a Material Adverse Effect with respect to the ability of the Credit Parties to perform their obligations hereunder or repay the Indebtedness or (iii) enters a final non appealable order that requires incremental bonding or other collateral requirements which would cause a breach of Section 9.02(h).

(t) except with respect to a Permitted Sale, any of the Credit Parties shall enter into any agreement to, or shall consummate any transaction to, sell, transfer, lease, exchange, alienate or otherwise dispose of all or substantially all of its assets, properties, Capital Stock or other equity interests (other than as expressly permitted pursuant to Section 9.11 hereunder) pursuant to Section 363 of the Bankruptcy Code or otherwise without the consent of the Required Lenders.

(u) the filing of a chapter 11 plan of reorganization in the Bankruptcy Case that is not a Reorganization Plan.

(v) the Borrower supports or provides material assistance to any Person proposing a chapter 11 plan or reorganization that is not a Reorganization Plan.

(w) the assertion (or support) by or on behalf of any Credit Party of any investigation, claim or action against (i) the Agents, the Arranger or the Lenders or (ii) the Prepetition Agent or the holders of the Prepetition Obligations (other than, in the case of clause (ii) only, a customary claim and lien investigation conducted by the Creditors’ Committee for a period of no longer than 60 days from the date of entry of the Interim Order).

(x) a Change in Control shall occur.

(y) the filing of any application or pleading with the Bankruptcy Court by any Credit Party seeking, or otherwise consenting to, any matters set forth above that would constitute an Event of Default.

(z) Except to the extent the hearing with respect thereto is delayed at the request of the Administrative Agent (made at the direction of the Required Lenders), an order of the Bankruptcy Court approving the engagement and appointment of a CRO shall not have been entered on or before the date that is sixty (60) days after the Petition Date and failure of the Borrower to have in fact engaged and appointed, such CRO on or before such date.

SECTION 10.02. Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent, upon direction of the Required Lenders shall, provide the Credit Parties, the Creditors’ Committee and the U.S. Trustee with written notice (via email or facsimile) specifying the Event of Default and the basis therefor and informing such parties that the Agents and the Lenders intend to exercise their remedies under the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period after entry of the Final Order), the Security Instruments and hereunder, other than remedies with respect to the Collateral, but including (A) declaring all of the Indebtedness to be immediately due and payable, (B) terminating, reducing or restricting any unfunded Commitments, (C) terminating this Agreement and any other Loan Documents as to any future liability or obligation of the Agent and the Lenders, but without affecting any of the Liens or the Indebtedness, (D) terminating, reducing or restricting the ability of the Borrower to use any Cash Collateral;; provided that the Borrower shall have the right to use Cash Collateral until the emergency hearing referenced below takes place, only in accordance with the DIP Budget and solely to meet payroll obligations and pay expenses critical to the preservation of the Borrower as agreed to by the Required Lenders, in their sole discretion. Upon direction of the Required Lenders, the Collateral Agent shall be entitled to schedule an emergency hearing with the Bankruptcy Court for relief from stay and if such relieve from stay is granted, then the Collateral Agent shall foreclose on all or any portion of the Collateral or otherwise exercise remedies against the Collateral permitted by the Security Instruments, and other nonbankruptcy law, including, without limitation, the exercise of rights of setoff and all rights and remedies of a secured party under the UCC.

(b) Subject to the provisions of subsection (a) above, in the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) Except as otherwise provided in Section 4.03(b), all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to each of the Administrative Agent and the Collateral Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans, Prepetition Hedge Obligations, other Indebtedness referred to in Clause (c) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender and in Clause (d) under Treasury Management Agreements owing to a Lender or an Affiliate of a Lender;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Agents

SECTION 11.01. Appointment; Powers. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 11.02. Duties and Obligations of Agents. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be deemed to have any knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

SECTION 11.03. Actions by Agent. Neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases such Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by such Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then each Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall either Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct. Subject to the foregoing limitations, each Agent shall follow the written instructions of the Required Lenders with respect to actions to be taken under this Agreement and the other Loan Documents.

SECTION 11.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

SECTION 11.05. Subagents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 11.06. Resignation or Removal of Agents.

(a) Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, either Agent may resign at any time by notifying the Lenders and the Borrower, and either Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(b) If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower, the other Agent and such Person, remove such Person as an Agent and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Resignation Effective Date (i) the applicable retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, such retiring Agent shall continue to hold such Collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the applicable retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to the other Agent and each Lender directly, until such time, if any, as the Required Lenders appoint a successor for such Agent as provided for above. Upon the acceptance of a successor’s appointment as the applicable Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the applicable retiring (or removed) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the applicable retiring or removed Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting as an Agent.

SECTION 11.07. Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 11.08. No Reliance.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Cravath, Swaine & Moore LLP is acting in this transaction as special counsel to the Agents only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) The Lenders acknowledge that the Agents and the Arranger are acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating this facility, each Lender acknowledges that the Administrative Agent, the Collateral Agent and/or the Arranger may be an agent or lender under this Agreement, the Second Lien Notes, other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent or Collateral Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

SECTION 11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of each Agent and its agents and counsel, and any other amounts due such Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize either Agent to authorize or consent to or accept or adopt on behalf of any Lender any chapter 11 plan, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize either Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.10. Authority of Agents to Release Collateral and Release or Subordinate Liens. Each Lender hereby authorizes each Agent to release or subordinate, to the rights of the transferee of any such collateral, its Liens against any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes each Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

SECTION 11.11. The Arranger. The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents.

ARTICLE XII

Miscellaneous

SECTION 12.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Borrower, to it at 4600 Post Oak Place, Suite 200, Houston, Texas 77027-9726, Attention of Chief Financial Officer (Telecopy No.713-622-6829);

(ii) if to the Administrative Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, Attention of Sean Portrait, Agency Group (Fax No. (212) 322-2291, e-mail: Agency.loanops@credit-suisse.com);

(iii) if to the Collateral Agent, to Credit Suisse AG, One Madison Avenue, 2nd Floor, New York, NY 10010, Attention of Loan Operations – Boutique Management, Primary Contact: Nirmala Durgana (Telephone No. 212-538-3525, e-mail: list.ops-collateral@credit-suisse.com); and

(iv) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and Required Lenders; provided that the foregoing shall not apply to notices pursuant to Article II, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, any Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 12.02. Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (if any), or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.04(b), Section 8.14, Section 10.02(c) or Section 12.14 without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a), without the written consent of each Lender, (vii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, (viii) change the provisions of Article XIII in any manner adverse to the Agents or Lenders without the written consent of each Lender, (ix) impose any additional restriction on any Lender’s ability to assign any of its rights or obligations pursuant to Section 12.04 hereof without the written consent of such Lender, (x) adversely affect, in a manner disproportionate to the other Lenders, the Lenders holding Refinancing Loans without the written consent of Lenders holding 66 2/3% of such Loans or (xi) adversely affect, in a manner disproportionate to the other Lenders, the Lenders holding Loans other than Refinancing Loans without the written consent of Lenders holding 66 2/3% of such other Loans; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 12.03. Expenses, Indemnity; Damage Waiver.

(a) Without limiting the expense indemnification provisions of the Prepetition Credit Agreement, the Borrower shall pay (i) all reasonable and documented (it being understood and agreed that invoices of counsel may be in summary form and/or redacted and that in no event shall any Lender or Agent be required to disclose information in an invoice that would result in a waiver of privilege and no transmittal of any invoice shall otherwise result in a waiver of privilege) out-of-pocket expenses incurred by the (A) Administrative Agent, the Collateral Agent, the Arranger and their Affiliates and (B) any Lender or group of Lenders holding, individually or in the aggregate, as the case may be, greater than 20% of the Loans and unfunded Commitments then outstanding, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants (including, without limitation, any Approved Petroleum Engineers) for the Administrative Agent and the Collateral Agent and of counsel, financial advisors and other outside consultants to the Lenders, the reasonable and documented (it being understood and agreed that invoices of counsel may be in summary form and/or redacted and that in no event shall any Lender or Agent be required to disclose information in an invoice that would result in a waiver of privilege and no transmittal of any invoice shall otherwise result in a waiver of privilege) travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with (x) the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent, the Collateral Agent and the Lenders as to the rights and duties of the

Administrative Agent and the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (y) the enforcement and protection of their rights in, and monitoring of, the Bankruptcy Case and in respect of the Prepetition Credit Agreement and related matters, (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented (it being understood and agreed that invoices of counsel may be in summary form and/or redacted and that in no event shall any Lender or Agent be required to disclose information in an invoice that would result in a waiver of privilege and no transmittal of any invoice shall otherwise result in a waiver of privilege) out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including, without limitation, its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE AGENTS, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF ANY CLAIM, LITIGATION, PROCEEDING OR INVESTIGATION, INCLUDING ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING BROUGHT BY THE BORROWER OR ANY SUBSIDIARY, RELATING TO: (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, ANY PROCEEDING RELATING TO THE PREPETITION OBLIGATIONS, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, (iii) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (iv) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (v) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (vi) THE BREACH

OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (vii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (ix) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (x) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING, WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or the Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Arranger, as the case may be, such Lender’s ratable portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Arranger in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

SECTION 12.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of (A) each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (B) the Administrative Agent and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.03(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees, other than a Defaulting Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)	[reserved]; and

(B)	the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consent; provided that simultaneous assignments by two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met;

(B) [reserved];

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), if applicable, any written consent to such assignment required by Section 12.04(b) and any applicable tax forms, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi) No Assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 12.04(b). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amount (and stated interest) of each participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent, if any, expressly acknowledges any additional obligations of the Borrower in respect of Indemnified Taxes or Other Taxes). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest;

provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding any provision of this Section 12.04 to the contrary, extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 12.05. Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders to effect such reinstatement.

SECTION 12.06. Integration; Effectiveness.

(a) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede the Term Sheet and any and all other previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(b) This Agreement shall become effective as provided in the Orders.

SECTION 12.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a)

all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.08 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

SECTION 12.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE BANKRUPTCY CODE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE BANKRUPTCY COURT OR, IF THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER SUCH MATTER, THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,

TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

SECTION 12.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 12.11. Confidentiality.

(a) Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or any self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement or any other Loan Document, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 12.11 or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Without limiting the foregoing, each person from time to time party hereto as a Lender agrees to, and shall be bound by, the exculpation, confidentiality, non-disclosure and loss responsibility provisions of the engagement letter between NSAI and Cravath, Swaine & Moore LLP, as counsel for the Administrative Agent, dated August 16, 2012, and accepted and agreed to by Administrative Agent, Borrower and certain of the Lenders (the “Engagement Letter”). Each prospective Lender or Participant and any counsel or advisor to any Lender, prospective Lender or Participant that receives any of the reports or other information produced by NSAI pursuant to the Engagement Letter (collectively, the “NSAI Information”), whether directly from the Administrative Agent or any Lender, or by means of a data room or other similar electronic posting, shall be deemed to have agreed to receive the NSAI Information subject to such provisions of the Engagement Letter. Administrative Agent shall provide a copy of the Engagement Letter to any Lender upon request and shall post a copy to the data room. Any prospective Lender shall sign the Engagement Letter before viewing the NSAI Information.

SECTION 12.12. Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced hereby and by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

SECTION 12.13. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 12.14. Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement approved by the Required Lenders with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

SECTION 12.15. No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Collateral Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

SECTION 12.16. Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 12.17. Matters with Respect to Intercreditor Agreement. The Lenders and the Borrower acknowledge that the Refinancing Loans constitute a Refinancing of the respective portion of the Prepetition Loans under and for the purposes of the Intercreditor Agreement, and accordingly, the Lenders hereby agree that with respect to any matter under the Intercreditor Agreement requiring a vote, consent, agreement or direction by the “First Lien Majority Lenders” under the Intercreditor Agreement, the holders of the Refinancing Loans shall vote together as a single class with the holders of Prepetition Loans.

ARTICLE XIII

Priority and Collateral Security

SECTION 13.01. Superpriority Claims and Collateral Security.

(a) The Borrower hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, pursuant to the Interim Order (with respect to the period prior to entry of the Final Order) and upon entry of the Final Order with respect to the period after entry of the Final Order):

(i) the Indebtedness shall at all times constitute an allowed Superpriority Claim in the Bankruptcy Case pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code subordinate only to the Carve Out and shall (A) otherwise have priority over any and all administrative expense claims and unsecured claims against the Borrower or its estate, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b) (except as set forth in the Interim Order), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114, and any other provision of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code and (B) shall at all times be senior to the rights of the Borrower and its estate, and any successor trustee or other estate representative to the extent permitted by law;

(ii) pursuant to Section 364(c)(2) the Liens securing the Indebtedness shall be senior in priority and superior to any Lien on the Collateral, subject only to (A) the Carve Out; (B) with respect to any Collateral constituting Prepetition Collateral (as defined in the Interim Order), the Permitted Prior Liens; and (C) with respect to any Collateral not constituting Prepetition Collateral, any Senior Statutory Liens;

(iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, the Liens securing the Indebtedness shall be secured by a perfected junior lien on Collateral that is subject only to Senior Statutory Liens; and

(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, the Liens securing the Indebtedness shall be secured by a perfected first priority, senior priming lien on Collateral that secures the Prepetition Obligations (except to the extent refinanced by the Refinancing Loans as provided for herein) and the collateral securing the Second Lien Notes (collectively, the “Primed Liens”), which senior priming liens securing the Indebtedness shall also prime any liens granted after the Petition Date to provide adequate protection in respect of any of the Primed Liens.

(b) Such Superpriority Claim referred to in Section 13.01(a)(i) shall be subject to the Carve Out. Such Lien referred to in Section 13.01(a) shall be subject to the Carve Out, but otherwise shall be senior in priority to the adequate protection Liens securing the Prepetition Obligations and all other Liens other than Permitted Prior Liens and Senior Statutory Liens entitled to priority under applicable law (to which the Lien shall be immediately junior in priority under section 364(c)(3) of the Bankruptcy Code).

(c) The security interests securing the Indebtedness shall not be subject to preservation of any lien under Section 551 of the Bankruptcy Code.

SECTION 13.02. Collateral Security Perfection. Notwithstanding any provision of the Orders providing that such Order is sufficient and conclusive evidence of the validity, perfection and priority of the Liens granted to the Collateral Agent on the Collateral without the necessity for any filing or recording of any financing statement or other instrument or document which may otherwise be required under the laws of any jurisdiction or the taking of any action to validate or perfect such liens or to provide for the priorities described herein, the Borrower agrees to take all action that the Administrative Agent or any Lender may reasonably request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Liens for the benefit of the Lenders, and upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining such governmental approvals and providing such other instruments and documents in recordable form as the Administrative Agent or any Lender may reasonably request. The Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of any applicable jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC of any applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Administrative Agent and the Lenders promptly upon the Administrative Agent’s or any Lender’s request.

SECTION 13.03. No Discharge; Survival of Claims. Except as expressly provided in this Agreement, the Interim Order, the Final Order or the other Loan Documents, each of the Credit Parties agrees that (a) the Indebtedness shall not be discharged by the entry of an order confirming a chapter 11 plan (and each of the Credit Parties pursuant to Section 1141(d) of the Bankruptcy Code, hereby waives any such discharge), (b) the Superpriority Claim granted to the Administrative Agent and Lenders pursuant to the Interim Order and the Final Order and the Liens granted to the Administrative Agent and Lenders pursuant to such orders and the Security Instruments shall not be affected in any manner by the entry of an order confirming a chapter 11 plan and (c) none of the Credit Parties shall propose or support any chapter 11 plan other than the Reorganization Plan.

SECTION 13.04. Reversal of Refinancing. If an Event of Default described in Section 10.01(h) shall occur, then the Credit Parties, Agents and Lenders hereby agree that no such Person will object to any adequate protection requested by the “Majority Lenders” under the Prepetition Credit Agreement.

SECTION 13.05. Orders. In the event of any inconsistency between the terms and conditions of any of the Loan Documents and the Interim Order or the Final Order, whichever is in effect at the time of reference thereto, the provisions of the Interim Order or the Final Order, as the case may be, shall govern and control. The Credit Parties, the Agents and the Lenders shall be entitled to rely in good faith upon the Orders notwithstanding objection thereto or appeal therefrom by any interested party. The Credit Parties, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Order has been stayed by a court of competent jurisdiction.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	ATP OIL & GAS CORPORATION, as debtor and debtor in possession

	By:	/s/ Albert L. Reese, Jr.
	Name:	Albert L. Reese, Jr.
	Title:	Chief Financial Officer and Treasurer

Signature Page to Senior Secured Super Priority Priming Debtor in Possession Credit Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	CREDIT SUISSE AG, Cayman Islands Branch

	By:	/s/ Megan Kane
	Name:	Megan Kane
	Title:	Authorized Signatory

	By:	/s/ Didier Siffer
	Name:	Didier Siffer
	Title:	Authorized Signatory

Signature Page to Senior Secured Super Priority Priming Debtor in Possession Credit Agreement

A LENDER:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ Megan Kane
	Name:	Megan Kane
	Title:	Authorized Signatory

	By:	/s/ Didier Siffer
	Name:	Didier Siffer
	Title:	Authorized Signatory

Signature Page to Senior Secured Super Priority Priming Debtor in Possession Credit Agreement

A LENDER:	COHANZICK ABSOLUTE RETURN MASTER FUND, LTD.

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	COHANZICK CREDIT OPPORTUNITIES MASTER FUND, LTD.

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	CHULA ENTERPRISES LLC

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent as Investment Advisor

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	COHANZICK HIGH YIELD INSTITUTIONAL MASTER FUND, LTD.

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	ULYSSES PARTNERS, L.P.

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent as Investment Adviser

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	ULYSSES OFFSHORE FUND, LTD.

	By:	/s/ David K. Sherman
	Name:	David K. Sherman
	Title:	Authorized Agent as Investment Adviser

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	MSD CREDIT OPPORTUNITY MASTER FUND, L.P.

	By:	/s/ Mark R. Lisker
	Name:	Mark R. Lisker
	Title:	Managing Director

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	MSD AND SLD CHARITABLE TRUSTS INVESTING PARTNERSHIP

	By:	/s/ Mark R. Lisker
	Name:	Mark R. Lisker
	Title:	Authorized Signatory

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	AUSTIN I LLC

	By:	/s/ Mark R. Lisker
	Name:	Mark R. Lisker
	Title:	General Counsel

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	DOUBLE MAKO INVESTMENTS, LLC

	By:	/s/ Mark R. Lisker
	Name:	Mark R. Lisker
	Title:	General Counsel

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement

A LENDER:	TINTORETTO INVESTMENTS, LLC

	By:	/s/ Mark R. Lisker
	Name:	Mark R. Lisker
	Title:	General Counsel

Signature Page to Senior Secured Super Priority Priming Debtor-in-Possession Credit Agreement